UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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DOMINO’S PIZZA, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Notice of 2016 Annual Meeting of Shareholders

and Proxy Statement

Tuesday, April 26, 2016

10:00 a.m. EDT

(Doors open at 9:30 a.m. EDT)

Domino’s Pizza, Inc.

World Resource Center

30 Frank Lloyd Wright Drive

Ann Arbor, Michigan 48105

(734) 930-3030

For further information, call Domino’s Investor Relations at 734-930-3008.

Notice of Annual Meeting of Shareholders

Domino’s Pizza, Inc.

30 Frank Lloyd Wright Drive

Ann Arbor, Michigan 48105

(734) 930-3030

To the Shareholders of Domino’s Pizza, Inc.:

Notice is hereby given that the 2016 Annual Meeting of Shareholders of Domino’s Pizza, Inc. (the “Company”) will be held at the Domino’s Pizza World Resource Center, 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105, on April 26, 2016 at 10:00 a.m. Eastern Daylight Time, for the following purposes, all of which are set forth in the accompanying Proxy Statement:

1.	To elect the eight Director nominees named in the Proxy Statement, each to serve for a one-year term and until their respective successors are duly elected or qualified;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accountants for the Company for the 2016 fiscal year;

3.	To hold an advisory and non-binding vote on the compensation of the Company’s named executive officers;

4.	To consider a shareholder proposal from the New York State Common Retirement Fund regarding deforestation; and

5.	To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on March 7, 2016 are entitled to notice of and to vote at the 2016 Annual Meeting of Shareholders and any adjournments or postponements thereof.

By order of the Board of Directors,

Adam J. Gacek

Corporate Secretary

March 17, 2016

HOW TO VOTE

INTERNET VIA COMPUTER	TELEPHONE	MAIL	IN PERSON
Via the Internet at www.proxyvote.com. You will need the 16-digit number included in your notice, proxy card or voter instruction form.	Dial toll-free (800) 690-6903 or the telephone number on your voter instruction form. You will need the 16-digit number included in your notice, proxy card or voter instruction form.	If you received a paper copy of your proxy materials, send your completed and signed proxy card or voter instruction form using the enclosed postage-paid envelope.	By attending the Annual Meeting and completing a ballot to cast your vote.

Notice of Annual Meeting of Shareholders

YOUR VOTE IS IMPORTANT

We are offering registered shareholders the opportunity to vote their shares electronically through the Internet or by telephone. Please see the Proxy Statement and the enclosed Proxy for details about electronic voting. You are urged to date, sign and promptly return the enclosed Proxy, or to vote electronically through the Internet or by telephone, so that your shares may be voted in accordance with your wishes and so that the presence of a quorum may be assured. Voting promptly, regardless of the number of shares you hold, will aid the Company in reducing the expense of additional Proxy solicitation. You may revoke your Proxy at any time, regardless of your voting method, as fully described on page 4 of the accompanying Proxy Statement.

Voting your shares by the enclosed Proxy, or electronically, does not affect your right to vote in person in the event you attend the meeting. You are cordially invited to attend the meeting, and the Company requests that you indicate your plans in this respect in the space provided on the enclosed form of Proxy or as prompted if you vote electronically. If your shares are held in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or letter from that broker, trust, bank or nominee that confirms you are the beneficial owner of those shares.

DOMINO’S PIZZA, INC. 2016 PROXY STATEMENT i

Table of Contents (continued)

ii DOMINO’S PIZZA, INC. 2016 PROXY STATEMENT

Proxy Summary

This summary highlights information discussed in more detail elsewhere in this Proxy Statement. As this is only a summary, we encourage shareholders to read the entire Proxy Statement and our 2015 Annual Report before voting their shares.

2016 Annual Meeting of Shareholders

Date and Time	Location	Record Date	Mailing Date
Tuesday, April 26, 2016 10:00 a.m. EDT Doors open at 9:30 a.m. EDT	Domino’s Pizza World Resource Center 30 Frank Lloyd Wright Drive Ann Arbor, Michigan 48105	March 7, 2016	On or about March 17, 2016

Meeting Agenda and Board Recommendations

Proposals for Your Vote	Board Voting Recommendation	Required Vote	Page Reference
Proposal 1: Election of Directors	FOR each Nominee	Plurality of Votes Cast	6-9
Proposal 2: Ratification of Independent Registered Public Accountants	FOR	Majority of Votes Cast	15
Proposal 3: Advisory Vote to Approve Executive Compensation (Say-on-Pay)	FOR	Majority of Votes Cast	41
Proposal 4: Shareholder Proposal Regarding Deforestation	AGAINST	Majority of Votes Cast	47-48

Director Nominees

This table provides summary information about each Director nominee. As of 2015, our Board of Directors has been declassified, meaning that each of our Directors stands for annual election to a one-year term. Additionally, as of our 2016 Annual Meeting of Shareholders, our Director elections are subject to our Majority Voting Policy.

Nominee	Age	Director Since	Current Principal Occupation	Current Committee Memberships*			Other Current Public Company Boards
				A	C	NCG
David A. Brandon	63	1999	Chairman and CEO of Toys “R” Us, Inc.				DTE Energy Herman Miller Inc.
C. Andrew Ballard	43	2015	CEO and Co-founder of Quad Analytix and Founder and Managing Partner of Figtree Partners		●
Andrew B. Balson	49	1999	CEO of Match Beyond		Chair		Bloomin’ Brands, Inc.
Diana F. Cantor	58	2005	Partner with Alternative Investment Management, LLC	Chair		●	Media General Universal Corporation
J. Patrick Doyle	52	2010	President and CEO of Domino’s Pizza				Best Buy Co., Inc.
Richard L. Federico	61	2011	Executive Chairman of P.F. Chang’s China Bistro Inc.		●		Jamba, Inc.
James A. Goldman	57	2010	Retired President and Chief Executive Officer of Godiva Chocolatier Inc.	●		Chair
Gregory A. Trojan	56	2010	CEO and President of BJ’s Restaurants, Inc.,	●		●	BJ’s Restaurants, Inc.

*A = Audit Committee / C = Compensation Committee / NCG = Nominating and Corporate Governance Committee

DOMINO’S PIZZA, INC. 2016 PROXY STATEMENT 1

Proxy Summary (continued)

Corporate Governance Highlights

Domino’s Pizza demands integrity and is committed to upholding high ethical standards. Our strong corporate governance practices support this goal and provide a framework within which our Board of Directors and management can pursue the strategic objectives of the Company and ensure long-term growth for the benefit of our shareholders. Highlights of our corporate governance practices are summarized below, and are discussed in more detail in the “Corporate Governance Principles and Director Information” section beginning on page 10.

Independence:

•	6 of 8 Director nominees (and 7 of 9 current Directors) are independent

•	Board committees are comprised solely of independent Directors

•	Independent Directors regularly meet in private without management

Board Practices:

•	Board of Directors and each Board committee conducts an annual self-assessment

•	Continuing education budget is provided for each Director

•	Directors may not stand for re-election after age 72

Leadership Structure:

•	Separate Chairman and CEO leadership structure to maintain independence between Board oversight and operating decisions

Accountability:

•	All Directors stand for election annually

•	In uncontested Director elections, our Majority Voting Policy applies

Stock Ownership Requirements:

•	Executive and Director stock ownership requirements must be met within five years of appointment, as follows:

•	CEO: 5x annual base salary

•	Directors: 5x annual retainer fee

•	President-level executives: 4x annual base salary

•	Other executives: 3x annual base salary

Highlights regarding our 2015 business performance and changes made to our executive compensation program during fiscal 2015 can be found under the “Executive Summary” beginning on page 20.

2 DOMINO’S PIZZA, INC. 2016 PROXY STATEMENT

Proxy Statement

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or “Board”) of Domino’s Pizza, Inc. for use at the 2016 Annual Meeting of Shareholders (“Annual Meeting”) to be held on Tuesday, April 26, 2016 at 10:00 a.m. EDT at the Domino’s Pizza World Resource Center, 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105, and at any adjournment thereof. The Company has made these materials available to you on the Internet or, upon your request, has delivered printed copies to you by mail or electronic versions by e-mail. The Company will pay the expenses of solicitation of Proxies. We will request banks, brokers and other custodians, nominees and fiduciaries to solicit Proxies from their customers and will reimburse those banks, brokers and other custodians, nominees and fiduciaries for reasonable out-of-pocket costs for this solicitation. Further solicitation of Proxies may be made by mail, personal interview and/or telephone by officers, directors and other employees of the Company, none of whom will receive additional compensation for assisting with the solicitation.

This Proxy Statement, along with the Notice of Annual Meeting of Shareholders and form of Proxy, was first made available to shareholders on or about March 17, 2016. As used in this Proxy Statement, references to the “Company,” “Domino’s” or “Domino’s Pizza,” or the first person notations of “we” and “our,” refer to Domino’s Pizza, Inc.

DOMINO’S PIZZA, INC. 2016 PROXY STATEMENT 3

Voting Information

Record Date, Issued and Outstanding Shares

The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting was the close of business on March 7, 2016 (the “Record Date”). On the Record Date, there were 50,323,573 shares of common stock, $0.01 par value per share, the Company’s only voting securities, outstanding and entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote.

Quorum Requirement

Under the Company’s By-Laws, the holders of a majority of the shares of common stock outstanding and entitled to vote at the Annual Meeting constitute a quorum for the transaction of business at the Annual Meeting. Shares of common stock represented in person or by proxy, including shares that abstain or do not vote with respect to one or more of the matters presented for shareholder approval, will be counted for purposes of determining whether a quorum is present.

Voting Procedures

The holders of common stock are entitled to one vote per share on any proposal presented at the Annual Meeting. Only shareholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. Shareholders may choose to vote by any of the following methods: (i) by returning the enclosed Proxy card, (ii) electronically by accessing the Internet site or by using the toll-free telephone number, both of which are stated on the form of Proxy, or (iii) by attending the Annual Meeting and voting in person.

All properly executed Proxies received by mail, and properly authenticated electronic votes recorded through the Internet or by telephone, will be voted as directed by the shareholder. All properly executed Proxies received by mail that do not specify how shares should be voted will be voted in accordance with the Board’s recommendation (“FOR” the election of all Director nominees, “FOR” Proposals Two and Three, and “AGAINST” Proposal Four).

Revocation of Proxies

Any Proxy given pursuant to this solicitation may be revoked at any time before it is voted by: (i) signing and returning a new Proxy card with a later date, (ii) submitting a later-dated vote by telephone or via the Internet (only your latest telephone or Internet vote received by 11:59 p.m. Eastern Daylight Time on April 25, 2016 will be counted), (iii) filing with our Corporate Secretary a written notice of revocation dated later than the date of the Proxy being revoked, or (iv) attending the Annual Meeting and revoking or voting in person. Any written notice of revocation should be sent to: Corporate Secretary, Domino’s Pizza, Inc., 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105.

The Internet and telephone procedures for voting and for revoking or changing a vote are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been properly recorded. Shareholders that vote through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which will be borne by the shareholder.

Broker Non-Votes

Brokers are subject to the rules of the New York Stock Exchange (the “NYSE”). The NYSE rules direct that certain matters submitted to a vote of shareholders are “routine” items and brokers generally may vote on behalf of beneficial owners who have not furnished voting instructions, subject to the rules of the NYSE concerning transmission of proxy materials to beneficial owners, and subject to any proxy voting policies and procedures of those brokerage firms. Brokers who hold shares in “street name” for customers who are beneficial owners of such shares are prohibited from giving a proxy to vote such customers’ shares on “non-routine” matters in the absence of specific instructions from such customers.

Under current NYSE rules, we believe Proposal Two is a routine matter. Accordingly, if your broker holds shares that you own in street name, the broker may vote your shares on Proposal Two even if the broker does not receive instructions

4 DOMINO’S PIZZA, INC. 2016 PROXY STATEMENT

Voting Information (continued)

from you. We believe Proposal One, Proposal Three and Proposal Four are non-routine matters and, therefore, the broker may not vote your shares on such proposals without receiving instructions from you. If your broker does not vote on a proposal, this is commonly referred to as a “broker non-vote.” Broker non-votes will not be counted as having voted in person or by proxy.

Votes Required

Under Proposal One, Directors are elected by a plurality of the votes of the shares of common stock represented and voted at the Annual Meeting. If you withhold your vote for a particular nominee, then your vote will not count “FOR” such nominee. Broker non-votes and votes withheld will not be treated as votes cast with respect to the election of Directors and, therefore, will have no effect on the outcome of the election of Directors.

Beginning this year, we have implemented a Majority Voting Policy for uncontested director elections (elections in which the number of nominees for election does not exceed the number of directors to be elected). In the event that the votes “WITHHELD” from a nominee’s election exceed the votes cast “FOR” that nominee’s election, such nominee shall be required to submit his or her resignation to the Board of Directors for consideration. The Board of Directors will then have the opportunity to determine whether to accept or reject such tendered resignation. The Board of Directors, in making its decision, may consider any factors or other information that it considers appropriate or relevant.

The Board of Directors will act within 120 days following certification of the stockholder vote. Thereafter the Board of Directors will promptly publicly disclose, in a report furnished to the SEC, its decision regarding the tendered resignation, including its rationale for accepting or rejecting the tendered resignation. The Board of Directors may accept a Director’s resignation or reject the resignation. If the Board of Directors accepts a Director’s resignation, or if a nominee for Director is not elected and the nominee is not an incumbent Director, then the Board of Directors, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board of Directors, in each case pursuant to our Bylaws. If a Director’s resignation is not accepted by the Board of Directors, such Director will continue to serve until the next annual meeting of stockholders and until his or her successor is duly elected, or his or her earlier resignation or removal.

Approval of each of the other proposals requires the affirmative vote of a majority of the shares voted in person or by proxy at the Annual Meeting. Broker non-votes, if any, and abstentions will not be treated as votes cast with respect to these proposals and, therefore, will have no effect on the outcome of the vote.

No matter currently is expected to be considered at the Annual Meeting other than those listed in this Proxy Statement. If any other matters are properly brought before the Annual Meeting for action, it is intended that the persons named in the proxy and acting thereunder will vote in accordance with their discretion on such matters.

DOMINO’S PIZZA, INC. 2016 PROXY STATEMENT 5

Proposal One: Election of Directors

At our 2015 annual meeting of shareholders, our shareholders authorized the Board of Directors to amend the Company’s Certificate of Incorporation to declassify the Board and to require that all Directors stand for annual election. Accordingly, this year we are asking our shareholders to elect the eight individuals listed below to terms ending with the 2017 annual meeting of shareholders, until his or her successor is elected or qualified or until his or her earlier death, resignation or removal. Each nominee is currently serving as a Director and has indicated his or her willingness to continue to serve, if elected. However, if a nominee should be unable to serve, the shares of common stock represented by Proxies may be voted for a substitute nominee designated by the Board. Management has no reason to believe that any of the above-mentioned persons will not serve his or her term as a Director.

Under the Board’s Corporate Governance Principles, no Director who has attained the age of 72 (the “mandatory retirement age”) prior to the end of his or her term shall be nominated to serve a new term on the Board. Mr. Hamilton has reached the mandatory retirement age and, therefore, is not on the ballot for re-election at the Annual Meeting and his term will expire on the date of the Annual Meeting.

Board Membership Criteria

Although our Nominating and Corporate Governance Committee does not have any specific, delineated qualifications for the nomination of Director candidates, the Committee takes into account a number of factors, qualifications and skills that it deems appropriate, with the primary goal of ensuring the Board collectively serves the interest of shareholders. The Company and the Board, at a minimum, seek to have Directors with sound business judgment, wisdom and knowledge in his or her field of expertise. Identified and described below are the additional key experiences, qualifications and skills that are important to the Company’s business and that were considered in the selection of the Directors, which factors may change from time to time. Director candidates are also evaluated according to the qualifications set forth in the Board’s Corporate Governance Principles, as further described on page 12.

•	Business experience. The Company and the Board believe that the Company benefits from nominating Directors with a substantial degree of business experience. This may include accomplishments in his or her particular field of practice, and a history of achievements that reflect his or her high standards and sound business decisions.

•	Leadership experience. The Company and the Board believe that Directors with experience in significant leadership positions over an extended period, especially President or Chief Executive Officer positions, provide the Company with strategic insights. These Directors generally possess superior leadership qualities and the ability to identify and develop those qualities in others. They demonstrate a practical understanding of organizations, long-term strategy, risk management and the methods to drive change and growth.

•	Finance experience. The Company and the Board believe an understanding of finance and financial reporting processes is an important skill for our Directors. The Company uses financial measures to evaluate its performance as well as its accomplishment of financial performance targets. In addition, the Board and the Audit Committee oversee the required public disclosures of the Company that includes financial statements and related information.

•	Educational and industry experience. The Company and the Board seek to have directors with relevant education, business expertise and experience as executives, directors, investors or in other leadership positions in the retail sector, including the restaurant industry.

6 DOMINO’S PIZZA, INC. 2016 PROXY STATEMENT

Proposal One: Election of Directors (continued)

Nominees for Election to One-Year Terms Expiring at the 2017 Annual Meeting of Shareholders

Set forth below are the name, age, principal occupation and/or business experience and qualifications of each nominee for election as a Director. The Nominating and Corporate Governance Committee believes that each of the nominees possess the necessary professional experience and qualifications to contribute to the success of the Company. Information with respect to the business experience and other publicly-held companies on which they serve, or served in the past five years, as a director is set forth below. The number of shares of Domino’s Pizza, Inc. common stock beneficially owned by each Director appears later in this Proxy Statement.

Our Board of Directors Unanimously Recommends a Vote FOR Each of the Nominees Listed Below	✓

David A. Brandon Non-Executive Chairman Director since: 1999 Age: 63 Committees: None

David A. Brandon is currently Chairman and CEO of Toys “R” Us, Inc., the world’s largest specialty retailer of toy and baby products, a position he has held since July 2015. Previously, he was the Director of Athletics at the University of Michigan from March 2010 through October 2014.

Mr. Brandon has served as our Chairman of the Board of Directors since March 1999 and also served as Chief Executive Officer from March 1999 to March 2010. Mr. Brandon was retained by the Company as a Special Advisor from March 2010 to January 2011. Prior to joining Domino’s, Mr. Brandon was President and Chief Executive Officer of Valassis, Inc. from 1989 to 1998 and Chairman of the Board of Directors of Valassis, Inc. from 1997 to 1998.

In addition to serving on the Boards of Directors for Domino’s and Toys “R” Us, Mr. Brandon also serves on the Boards of DTE Energy and Herman Miller Inc. He previously served on the Boards of Burger King Corporation, Kaydon Corporation, Northwest Airlines and the TJX Companies, Inc.

Qualifications:

Mr. Brandon served as the Company’s Chairman and Chief Executive Officer for eleven years and thereby possesses a deep understanding of the Company’s operations, market development objectives, strategic planning and other internal business aspects of the Company. Mr. Brandon brings to the Board extensive executive experience in marketing and sales. His service on the Boards of Directors of several other companies, including retailers, also makes him qualified for service as a Director of the Company.

C. Andrew Ballard Independent Director Director since: 2015 Age: 43 Committees: Compensation Committee

C. Andrew Ballard currently serves as the CEO and Co-founder of Quad Analytix, a technology and data company, a position he has held since December 2012. Mr. Ballard is also the Founder of Figtree Partners, an investment firm focused on digital media, and has served as its Managing Partner since November 2012. In addition, Mr. Ballard has served as a Senior Advisor at the private equity firm Hellman & Friedman from December 2012 through the present, and previously served as Managing Director from 2006 through December 2012 and as a Director from January 2004 through 2006. Prior to joining Hellman & Friedman in 2003, Mr. Ballard worked at Bain Capital in San Francisco and Boston, as well as Bain & Company from 1994 to 2002.

Mr. Ballard has served on Domino’s Board of Directors since July 2015 and became a member of the Compensation Committee in February 2016. In addition to serving on Domino’s Board, Mr. Ballard is the Chair of the Board of Trustees and Chair of the Investment Committee of the San Francisco Foundation. He is actively involved with Family Connections, a tuition-free preschool for under-served families. Mr. Ballard is currently also Vice Chairman of Zignal Labs, and has held previous Board roles at Activant Solutions, Catalina Marketing, DoubleClick, Getty Images, Internet Brands and Vertafore.

Qualifications:

Mr. Ballard brings to the Board strategic business and acquisition experience, as well as overall business acumen through his experience at Hellman & Friedman and Bain Capital. Mr. Ballard also provides valuable technology and digital knowledge making him qualified for service as a Director of the Company.

DOMINO’S PIZZA, INC. 2016 PROXY STATEMENT 7

Proposal One: Election of Directors (continued)

Andrew B. Balson Independent Director Director since: 1999 Age: 49 Committees: Compensation (Chairperson)

Andrew B. Balson is currently the CEO of Match Beyond, a position he has held since January 2015. Match Beyond, in partnership with Southern New Hampshire University’s College For America, is building a college whose objective is to enable low-income students to graduate with Associate’s and Bachelor’s degrees and to create career-track employment paths at unprecedented rates. Match Beyond currently serves students in Boston, MA. Prior to becoming the CEO of Match Beyond, Mr. Balson was a Managing Director at Bain Capital, a global investment company, from 2001 to 2013. Mr. Balson became a Principal of Bain Capital in June 1998.

Mr. Balson has served on our Board of Directors since March 1999 and serves as the Chairperson of the Compensation Committee of the Board of Directors. Mr. Balson also serves on the Board of Directors of Bloomin’ Brands, Inc. and previously served on the Boards of Directors of FleetCor Technologies, Inc., Dunkin’ Brands, Inc., Skylark Co., Ltd., as well as numerous private companies.

Qualifications:

Mr. Balson brings to the Board strategic acquisition experience, a high level of financial literacy and overall business acumen through his executive experience at Bain Capital, LLC. His public and private company directorship experience and his familiarity with the Company and other restaurant companies, as well as his extended tenure on our Board, make him qualified for service as a Director of the Company.

Diana F. Cantor Independent Director Director since: 2005 Age: 58 Committees: Audit (Chairperson) Nominating and Corporate Governance

Diana F. Cantor has been a Partner with Alternative Investment Management, LLC since January 2010. She is the Vice Chairman of the Virginia Retirement System, where she also serves on the Audit and Compliance Committee. Ms. Cantor was a Managing Director with New York Private Bank and Trust from January 2008 through the end of 2009. Ms. Cantor served as founding Executive Director of the Virginia College Savings Plan, the state’s 529 college savings program, from 1996 to January 2008. Ms. Cantor served seven years as Vice President of Richmond Resources, Ltd. from 1990 through 1996, and as Vice President of Goldman, Sachs & Co. from 1985 to 1990.

Ms. Cantor has served on our Board of Directors since October 2005, serves as the Chairperson of the Audit Committee of the Board of Directors and also serves on the Nominating and Corporate Governance Committee of the Board of Directors. Ms. Cantor also serves on the Boards of Directors of Media General Inc. and Universal Corporation, and she previously served on the Boards of Directors of Revlon, Inc., The Edelman Financial Group Inc., Vistage International, Knowledge Universe-US, Edelman Financial Services and Service King Body and Paint LLC.

Qualifications:

Ms. Cantor possesses extensive financial skills and brings to the Board an important financial perspective. Ms. Cantor also provides valuable consumer product and marketing knowledge, as well as significant public company directorship experience, making her qualified for service as a Director of the Company.

J. Patrick Doyle President and CEO Director since: 2010 Age: 52 Committees: None

J. Patrick Doyle has served as President and Chief Executive Officer of Domino’s Pizza, Inc. since March 2010 and as a Director since February 2010. Mr. Doyle served as President, Domino’s USA from September 2007 to March 2010, Executive Vice President, Team USA from 2004 to 2007, Executive Vice President of International from May 1999 to October 2004 and as interim Executive Vice President of Build the Brand from December 2000 to July 2001. Mr. Doyle served as Senior Vice President of Marketing from the time he joined Domino’s in 1997 until May 1999.

Prior to joining Domino’s, Mr. Doyle was Vice President and General Manager of Gerber Products Company’s U.S. baby food business. During his six years with Gerber, Mr. Doyle also served as Vice President and General Manager of Gerber’s Canadian operations. Prior to joining Gerber, he was European General Manager of Intervascular SA in LaCiotat, France, and spent five years at First Chicago Corporation as Corporate Finance Officer.

Mr. Doyle also serves on the Board of Directors of Best Buy Co., Inc. and previously served on the Board of Directors of G&K Services, Inc.

Qualifications:

Mr. Doyle’s 19 years of executive roles within the Company provides him with a deep understanding of the Company’s operations, market development objectives, strategic planning and other internal business aspects of the Company. Mr. Doyle’s extensive experience and knowledge of the brand, along with his public company directorship experience, make him qualified for service as a Director of the Company.

8 DOMINO’S PIZZA, INC. 2016 PROXY STATEMENT

Proposal One: Election of Directors (continued)

Richard L. Federico Independent Director Director since: 2011 Age: 61 Committees: Compensation

Richard L. Federico currently serves as Executive Chairman of P.F. Chang’s China Bistro Inc., a position he has held since March 2015. He previously served as the Chairman and Chief Executive Officer or Co-Chief Executive Officer of P.F. Chang’s from September 1997 to March 2015. Mr. Federico joined P.F. Chang’s as President in 1996, when he also began his service on its Board of Directors. Mr. Federico started his career in the restaurant industry as a Manager at Steak & Ale, and later at Orville Beans and Bennigan’s restaurants. He went on to develop Grady’s Goodtimes, serving as Co-founder/Partner and Vice President of Operations until Brinker International acquired Grady’s in 1989. Upon joining Brinker International, Mr. Federico served as Senior Vice President and concept head for Macaroni Grill before being promoted to President of the Italian Concept division. As President, he directed operations and development for Macaroni Grill and Spageddies.

Richard Federico has served on Domino’s Board of Directors since February 2011 and is a member of the Compensation Committee of the Board of Directors. He also serves as Chairman of the Board of Directors of Jamba, Inc. Mr. Federico is a Founding Director of Chances for Children.

Qualifications:

Mr. Federico brings to the Board experience in leading a successful publicly-held restaurant concept and overall business acumen, making him qualified for service as a Director of the Company.

James A. Goldman Independent Director Director since: 2010 Age: 57 Committees: Nominating and Corporate Governance (Chairperson) Audit

James A. Goldman served as President and Chief Executive Officer of Godiva Chocolatier Inc. from 2004 to 2014, and also served on its Board of Directors. Mr. Goldman was President of the Food and Beverage Division at Campbell Soup Company from 2001 to 2004. He worked in various executive positions at Nabisco Inc. from 1992 to 2000. Prior to his work at Nabisco Inc., Mr. Goldman was a senior consulting associate at McKinsey & Co.

Mr. Goldman has served on our Board of Directors since March 2010, serves as Chairperson of the Nominating and Corporate Governance Committee, and also serves on the Audit Committee of the Board of Directors. Mr. Goldman served on the Board of Directors of The Children’s Place Retail from 2006 to 2008, and served on its Compensation Committee. Mr. Goldman is currently on the Board of Trustees of Save the Children in Fairfield, Connecticut, the Board of Directors of the International Tennis Hall of Fame in Newport, Rhode Island and the Advisory Board of FEED Projects in New York, New York. He also previously served on the Board of Trustees at the YMCA Camps Becket and Chimney Corners in Becket, Massachusetts.

Qualifications:

Mr. Goldman brings to the Board experience in leading successful retail companies, including more than 30 years in the global food industry, overall business acumen and public company directorship experience, making him qualified for service as a Director of the Company.

Gregory A. Trojan Independent Director Director since 2010 Age: 56 Committees: Audit Nominating and Corporate Governance

Gregory A. Trojan has served as President and a member of the Board of Directors of BJ’s Restaurants, Inc., a casual dining restaurant company located in Huntington Beach, California, since December 2012 and also as its Chief Executive Officer since February 2013. Prior to joining BJ’s, he was the CEO of Guitar Center, Inc. from 2010 through 2012, where he served as President and Chief Operating Officer from 2007 to 2010. From 1998 to 2006, Mr. Trojan was CEO of House of Blues Entertainment, Inc., having served as the company’s President from 1996 to 1998. Mr. Trojan worked in various executive positions at PepsiCo Inc. from 1990 to 1996, most recently as CEO of California Pizza Kitchen. Prior to that, he was a consultant at Bain & Company, The Wharton Small Business Development Center and Arthur Andersen & Co.

Mr. Trojan has served on our Board of Directors since March 2010 and also serves on the Audit Committee and the Nominating and Corporate Governance Committee of the Board of Directors. In addition to Domino’s and BJ’s Restaurants, he previously served on the Board of Directors of Oakley, Inc.

Qualifications:

Mr. Trojan brings to the Board experience in leading several successful restaurant and retail concepts, overall business experience and financial expertise, making him qualified for service as a Director of the Company.

DOMINO’S PIZZA, INC. 2016 PROXY STATEMENT 9

Corporate Governance Principles and Director Information

Domino’s Pizza has a commitment to strong corporate governance practices. These practices provide a framework within which the Company’s Board and management can pursue the strategic objectives of Domino’s Pizza and ensure its long-term growth for the benefit of shareholders. The Company’s corporate governance principles and practices are reviewed annually by the Nominating and Corporate Governance Committee and any changes are recommended to the Board for approval. The Company’s Corporate Governance Principles are posted on Domino’s corporate and investor website biz.dominos.com under the Investors—Corporate Governance section and are available free of charge upon request from the Company’s Corporate Secretary. The Company’s corporate and investor website (“Investors—Corporate Governance” section on biz.dominos.com) also contains the Nominating and Corporate Governance Committee Charter, the Compensation Committee Charter and the Audit Committee Charter. All the referenced charters and the other documents referenced herein are available free of charge upon request from the Company’s Corporate Secretary.

The Corporate Governance Principles and the Charter of the Nominating and Corporate Governance Committee set forth the Company’s policies with respect to Board structure, membership (including nominee qualifications), performance, operations and management oversight. Pursuant to the Corporate Governance Principles, the Board meets at least quarterly in an independent director session, an executive session and in a non-management executive session. The current discussion leader for executive session is generally Mr. Brandon and the current discussion leader for the independent Director session is generally Mr. Balson. The independent Directors meet separately at each quarterly Board meeting.

The entire Board of Directors is engaged in risk management oversight. At the present time, the Board has not established a separate committee to facilitate its risk oversight responsibilities. The Board will continue to monitor and assess whether such a committee would be appropriate. In accordance with NYSE listed company rules, the Audit Committee assists the Board of Directors in its oversight of Domino’s Pizza’s company-wide risk management and the process established to identify, measure, monitor, and manage risks, in particular major financial risks. The Board of Directors receives regular reports from management, as well as from the Audit Committee and other standing committees regarding relevant risks and the actions taken by management to adequately address those risks.

The Company is required to have a majority of its Board be independent Directors. The Company’s Corporate Governance Principles contain the Company’s standards for director independence. A Director will be designated as independent if he or she (i) has no material relationship with the Company or its subsidiaries, (ii) satisfies the other criteria specified by NYSE listed company rules, (iii) has no business conflict with the Company or its subsidiaries, and (iv) otherwise meets applicable independence criteria specified by law, regulation, exchange requirement or the Board. The Board has affirmatively determined that the following Directors serving in the 2015 fiscal year are independent under that definition:

C. Andrew Ballard

Andrew B. Balson

Diana F. Cantor

Richard L. Federico

James A. Goldman

Vernon “Bud” O. Hamilton

Gregory A. Trojan

The Corporate Governance Principles further provide that the Directors are invited and expected to attend the Company’s annual meetings of shareholders. All eight Directors serving at the time attended the 2015 annual meeting of shareholders.

The Company has adopted a Code of Professional Conduct for Senior Financial Officers that applies to all executive officers of the Company, including the Chief Executive Officer and Chief Financial Officer, as well as all of the Company’s other financial officers and other employees with senior financial roles. In addition, the Company has adopted a Code of Business Conduct and Ethics for Directors, Officers and Employees that applies to all Directors, officers and employees. The Code of Professional Conduct and the Code of Business Conduct and Ethics are posted on the Company’s corporate and investor website (“Investors—Corporate Governance” section on biz.dominos.com). The Company intends to satisfy the disclosure requirement regarding any amendment to, or waiver of, a provision of the Code of Professional Conduct for the Chief Executive Officer, Chief Financial Officer, Corporate Controller or persons performing similar functions, by posting such information on its website.

10 DOMINO’S PIZZA, INC. 2016 PROXY STATEMENT

Corporate Governance Principles and Director Information (continued)

A total of seven meetings of the Board of Directors of the Company were held during 2015, and the Board acted via unanimous written consent on one other occasion. Additionally, one special meeting of the Pricing Committee of the Board of Directors was held in 2015 in connection with the Company’s refinancing transaction in October 2015. Each Director attended at least 75% of the aggregate of (i) the total number of meetings of the Board, and (ii) the total number of meetings held by all committees of the Board on which that Director served during the period each served as a Director.

In accordance with NYSE requirements, the Board has a Nominating and Corporate Governance Committee, a Compensation Committee and an Audit Committee, all of which are comprised solely of “independent” Directors, as defined by Section 303A of the NYSE listed company rules. Each committee of the Board has designated responsibilities and regularly reports on their activities to the entire Board. In February 2016, the Board of Directors revised the composition of each committee.

The Company’s current leadership structure, as established in March 2010, separates the Chairman and Chief Executive Officer roles into two positions. David A. Brandon is the Chairman of the Board and J. Patrick Doyle is the Chief Executive Officer. The Company has determined what leadership structure it deems appropriate based on factors such as the experience of the applicable individuals, the current business environment of the Company, or other relevant criteria. After considering these factors, the Company determined that separating the positions of Chairman of the Board and Chief Executive Officer is the appropriate leadership structure. The Chief Executive Officer is responsible for the strategic direction of the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer, sets the agenda for the Board meetings and presides over meetings of the Board. The Company and the Board believe that this is appropriate under current circumstances, because it allows management to make the operating decisions necessary to manage the business, while helping to keep a measure of independence between the oversight function of our Board of Directors and operating decisions. The Company and the Board feel that this division provides an appropriate balance of operational focus, flexibility and oversight, and they support this structure.

As described under “Votes Required” on page 5, the Company has implemented a majority voting policy with respect to uncontested director elections beginning with this Annual Meeting.

Nominating and Corporate Governance Committee

For the 2015 fiscal year, the members of the Nominating and Corporate Governance Committee were Messrs. Hamilton (Chair) and Balson and Ms. Cantor. As of February 25, 2016, the members of the Committee are Messrs. Goldman (Chairperson) and Trojan and Ms. Cantor. The independence of each member of the Nominating and Corporate Governance Committee is determined annually by the full Board of Directors in accordance with Section 303A.05 of the NYSE listed company rules. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee during 2015, as well as each of its current members, is independent. The Committee held two meetings in 2015. A Nominating and Corporate Governance Committee Charter, as approved by the Board, can be found on the Company’s corporate and investor website (“Investors—Corporate Governance” section on biz.dominos.com).

The Committee’s functions include assisting the Board in determining the desired qualifications of Directors, identifying potential individuals meeting those qualifications, proposing to the Board a slate of nominees for election by the shareholders and reviewing candidates nominated by shareholders. In addition, further functions include reviewing the succession planning process for senior management of the Company, reviewing the Corporate Governance Principles, making recommendations to the Board with respect to other corporate governance principles applicable to the Company, recommending Directors to serve on committees, overseeing the determinations of director independence, overseeing the annual evaluation of the Board and management and reviewing Board succession plans.

Evaluation of Director Candidates. The Nominating and Corporate Governance Committee meets regularly to discuss, among other things, identification and evaluation of potential candidates for nomination as a Director. The Nominating and Corporate Governance Committee may use a paid outside search firm to identify possible Directors. In addition to

DOMINO’S PIZZA, INC. 2016 PROXY STATEMENT 11

Corporate Governance Principles and Director Information (continued)

the experience, qualifications and skills for Directors listed under Proposal One, Director candidates will be evaluated according to the qualifications as set forth in the Board’s Corporate Governance Principles, including the following desirable characteristics:

•	High personal and professional ethics, integrity and values;

•	Possession of a range of talents, skills and expertise to provide sound and prudent guidance with respect to the operations and interests of the Company;

•	Expertise that is useful to the Company and complementary to the background and experience of other Board members;

•	Ability to devote the time necessary for the diligent performance of the duties and responsibilities of Board membership;

•	Commitment to serve on the Board over a period of several years to develop knowledge about the Company and its operations;

•	Willingness to represent the long-term interests of all shareholders and objectively appraise management’s performance; and

•	Board diversity and other relevant factors as the Board may determine.

Board Diversity. While the Nominating and Corporate Governance Committee does not have a written policy regarding diversity in identifying director candidates, the Nominating and Corporate Governance Committee considers diversity in its search for the best candidates to serve on the Board of Directors. The Committee looks to incorporate diversity into the Board through a number of demographics, skills, experiences (including operational experience) and viewpoints, all with a view to identify candidates that can assist the Board with its decision making. The Committee believes that the current Board of Directors reflects diversity on a number of these factors.

Shareholder Submission of Director Nominees. The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders for the 2017 annual meeting of shareholders, provided that the names of such nominees are submitted in writing, not later than February 25, 2017, to the Corporate Secretary of Domino’s Pizza, Inc. at 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105. Each such submission must include a statement of the qualifications of the nominee, a consent signed by the nominee evidencing a willingness to serve as a Director, if elected, and a commitment by the nominee to meet personally with the Nominating and Corporate Governance Committee members.

Other than the submission requirements set forth above, there are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates a nominee for Director recommended by a shareholder.

Compensation Committee

For the 2015 fiscal year, the members of the Compensation Committee were Messrs. Balson (Chair), Federico and Goldman. As of February 25, 2016, the members of the Committee are Messrs. Balson (Chair), Ballard and Federico. The independence of each member of the Compensation Committee is determined annually by the full Board of Directors in accordance with Section 303A.05 of the NYSE listed company rules. The Board of Directors has determined that each member of the Compensation Committee during 2015, as well as each of its current members, is independent. The Compensation Committee met three times during 2015, and acted via unanimous written consent on four other occasions, to conduct its required business in accordance with the Compensation Committee Charter. The Compensation Committee Charter authorizes the Compensation Committee to delegate to subcommittees of the Compensation Committee any responsibilities of the full committee. The Compensation Committee Charter, as approved by the Board, reflects the Compensation Committee’s responsibilities, and the Compensation Committee reviews the charter at least once annually. The charter was last reviewed in July 2015 and can be found on the Company’s corporate and investor website (“Investors—Corporate Governance” section on biz.dominos.com).

The Compensation Committee’s functions include examining the levels and methods of compensation employed by the Company with respect to the Chief Executive Officer and other executive officers, making recommendations with respect

12 DOMINO’S PIZZA, INC. 2016 PROXY STATEMENT

Corporate Governance Principles and Director Information (continued)

to other executive officer compensation, reviewing and approving the compensation package of the Chief Executive Officer, making recommendations to the Board with respect to Director compensation, making recommendations to the Board with respect to incentive compensation plans and equity-based plans, making plan administration and compensation decisions under equity compensation plans approved by the Board, and implementing and administering one or more incentive bonus plans, subject to shareholder approval, that will qualify as compensation paid thereunder as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”).

The AIP was most recently approved by shareholders at the 2015 annual meeting of shareholders. In February 2015, the Compensation Committee established the annual performance measure, list of participants and target incentive amounts for executives under the Domino’s Pizza Senior Executive Annual Incentive Plan (the “AIP”) for senior executives of the Company. For 2015, all of the named executive officers were participants under the AIP, with the exception of Mr. Lawrence whose annual performance incentive was granted under the Company’s bonus plan for non-executives, rather than the AIP, because he was not eligible to participate in the AIP at the time of his 2015 grant.

Audit Committee

For the 2015 fiscal year, the members of the Audit Committee were Ms. Cantor (Chairperson) and Messrs. Hamilton and Trojan. As of February 25, 2016, the members of the Committee are Ms. Cantor (Chairperson) and Messrs. Goldman and Trojan. The independence of each member of the Audit Committee is determined annually by the full Board of Directors in accordance with Section 303A.05 of the NYSE listed company rules. The Board of Directors has determined that each member of the Audit Committee during 2015, as well as each of its current members, is independent. The Committee met six times during 2015. The Audit Committee Charter, as approved by the Board, can be found on the Company’s corporate and investor website (“Investors—Corporate Governance” section on biz.dominos.com).

The Board has determined that three of its independent members, Ms. Cantor, Mr. Goldman and Mr. Trojan, are Audit Committee financial experts under Item 407(d)(5) of Regulation S-K. The Audit Committee’s functions include: (i) providing assistance to the Board in fulfilling its oversight responsibility relating to the Company’s financial statements and the financial reporting process, compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent registered public accountants, the Company’s system of internal controls, the internal audit function and the Company’s code of ethical conduct, (ii) retaining and, if appropriate, terminating the independent registered public accountants, and (iii) approving audit and non-audit services to be performed by the independent registered public accountants.

The Audit Committee has adopted a policy under which audit and non-audit services to be rendered by the Company’s independent public registered accountants are pre-approved. This policy can be found on the Company’s corporate and investor website (“Investors—Corporate Governance” section on biz.dominos.com).

Audit and Other Service Fees

The following table sets forth the aggregate fees for professional services. All such services were pre-approved by the Audit Committee and rendered by PricewaterhouseCoopers LLP for each of the last two fiscal years (dollars in thousands):

	2015	2014
Audit fees(1)	$1,472	$1,193
Audit-related fees(2)	85	60
All other fees(3)	2	2

Total	$1,559	$1,255

(1)	Includes services rendered for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s quarterly reports on Form 10-Q, the audits of certain subsidiaries and other audit services normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements. The amounts also include services related to Sarbanes-Oxley Act compliance, as well as fees for services related to the Company’s recapitalization transaction in 2015.
(2)	Includes fees for services related to the audit of the Domino’s advertising fund subsidiary and discussions concerning financial accounting and reporting standards.
(3)	Annual license fee for technical accounting research software.

DOMINO’S PIZZA, INC. 2016 PROXY STATEMENT 13

Audit Committee Report

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Act of 1934, except to the extent the Company specifically incorporates this Report.

The Audit Committee is governed by a written charter which was adopted by the Company’s Board of Directors and is reviewed annually by the Audit Committee. The Audit Committee is responsible for overseeing the quality and integrity of the Company’s accounting, auditing, financial reporting and internal control practices. The Audit Committee is responsible for, in addition to other activities, the appointment, retention and compensation of the Company’s independent registered public accountants. The Audit Committee has a policy with respect to the pre-approval of non-audit services.

Each member of the Audit Committee is independent as required under the NYSE listed company rules, including those rules applicable to audit committee members. The Board has determined that two of its independent members during 2015, Ms. Cantor and Mr. Trojan, were audit committee financial experts under Item 407(d)(5) of Regulation S-K. The Audit Committee met six times during 2015.

In performing its responsibilities, the Audit Committee, in addition to other activities; (i) reviewed and discussed the Company’s audited financial statements with management, (ii) discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accountants, the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16 (Communications With Audit Committees), as modified or supplemented, and (iii) received the letter from PricewaterhouseCoopers LLP required by the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence and discussed with PricewaterhouseCoopers LLP the firm’s independence. Based on these reviews, discussions and activities, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2015 for filing with the SEC (“SEC”).

The Audit Committee considered whether the provision of non-audit services by PricewaterhouseCoopers LLP was compatible with maintaining such firm’s independence. After reviewing the services provided by PricewaterhouseCoopers LLP, including all non-audit services, the Audit Committee, in accordance with its charter, authorized the reappointment of PricewaterhouseCoopers LLP as the independent registered public accountants of the Company, with such reappointment to be ratified by the shareholders at the Annual Meeting.

Respectfully submitted,

Audit Committee

Diana F. Cantor, Chairperson

Vernon “Bud” O. Hamilton

Gregory A. Trojan

14 DOMINO’S PIZZA, INC. 2016 PROXY STATEMENT

Proposal Two: Ratification of Independent Registered Public Accountants

The Company’s Audit Committee has selected PricewaterhouseCoopers LLP as the independent registered public accountants of the Company for the current fiscal year. Management expects that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The affirmative vote of the holders of a majority of the votes cast at the meeting in person or by proxy is necessary to ratify the selection of the Company’s independent registered public accountants for the current year. Under applicable law, listed company rules and the Company’s By-Laws, abstentions are not counted as votes cast and will have no effect on the outcome of the vote. Unless otherwise indicated, the persons named in the Proxy will vote all Proxies in favor of ratification. If the selection of PricewaterhouseCoopers LLP is not ratified, the Audit Committee will reconsider the selection of independent registered public accountants.

Even if the selection of PricewaterhouseCoopers LLP is ratified by shareholders, the Audit Committee, in its discretion, could decide to terminate the engagement of PricewaterhouseCoopers LLP and to engage another firm if the Committee determines such action to be necessary or desirable. Conversely, if the selection of PricewaterhouseCoopers LLP is not ratified by shareholders, the Audit Committee, in its discretion, could still decide to engage PricewaterhouseCoopers LLP for the 2016 audit if the Company determines such action to be necessary or desirable.

Our Board of Directors Unanimously Recommends a Vote FOR Ratification of the Selection of PricewaterhouseCoopers LLC as the Independent Registered Public Accountants of the Company

for the 2016 Fiscal Year

✓

DOMINO’S PIZZA, INC. 2016 PROXY STATEMENT 15

Stock Ownership Information

Security Ownership of Certain Beneficial Owners

The following table sets forth information (based upon filings with the SEC) with respect to the persons believed by the Company to own beneficially more than 5% of the outstanding common stock, par value $0.01 per share, of the Company as of December 31, 2015:

	Common Stock, par value $0.01 per share
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
FMR LLC(1)	8,062,641	16.18%
Abigail P. Johnson
245 Summer Street
Boston, Massachusetts 02110

Capital World Investors(2)(8)	5,099,453	10.24%
333 South Hope Street
Los Angeles, CA 90071

BlackRock, Inc.(3)	4,604,357	9.24%
55 East 52nd Street
New York, New York 10055

Capital Research Global Investors(4)(8)	4,031,500	8.09%
333 South Hope Street
Los Angeles, CA 90071

The Vanguard Group(5)	3,880,906	7.79%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

SMALLCAP World Fund, Inc.(6)(8)	3,125,769	6.27%
333 South Hope Street
Los Angeles, CA 90071

Renaissance Technologies LLC(7)	2,639,900	5.30%
Renaissance Technologies Holdings Corporation
800 Third Avenue
New York, NY 10022

(1)	Based on a Schedule 13G filed by the shareholder on February 12, 2016, FMR LLC has sole voting power of 368,026 shares of common stock of the Company and sole dispositive power of 8,062,641 shares of common stock of the Company. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares of common stock owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees. FMR Co., Inc. owns more than five percent of the total outstanding common stock of the Company.
(2)	Based on a Schedule 13G filed by the shareholder on February 12, 2016, Capital World Investors, a division of Capital Research and Management Company (“CRMC”), beneficially owns and has sole dispositive power and sole voting power of 5,099,453 shares of common stock of the Company as a result of CRMC acting as investment advisor to various investment companies registered under section 8 of the Investment Company Act of 1940.
(3)	Based on a Schedule 13G filed by the shareholder on January 26, 2016, BlackRock, Inc. beneficially owns and has sole dispositive power with respect to 4,604,357 shares of common stock of the Company and has sole voting power with respect to 4,270,669 shares of common stock of the Company. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the common stock of the Company. No one person’s interest in the common stock of the Company is more than five percent of the total outstanding common stock.
(4)	Based on a Schedule 13G filed by the shareholder on February 16, 2016, Capital Research Global Investors, a division of CRMC, beneficially owns and has sole dispositive power and sole voting power of 4,031,500 shares of common stock of the Company as a result of CRMC acting as investment advisor to various investment companies registered under section 8 of the Investment Company Act of 1940.
(5)	Based on a Schedule 13G filed by the shareholder on February 11, 2016, The Vanguard Group is the beneficial owner of 3,880,906 shares of common stock of the Company, has sole voting power of 40,290 shares of common stock of the Company, shared voting power of 3,100 shares of common stock of the Company, sole dispositive power of 3,840,816 shares of common stock of the Company and shared dispositive power of 40,090 shares of common stock of the Company. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 36,990 shares of common stock of the Company as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 6,400 shares of common stock of the Company as a result of its serving as investment manager of Australian investment offerings.

16 DOMINO’S PIZZA, INC. 2016 PROXY STATEMENT

Stock Ownership Information (continued)

(6)	Based on a Schedule 13G filed by SMALLCAP World Fund, Inc. (“SMALLCAP”) on February 16, 2016, SMALLCAP, an investment company registered under the Investment Company Act of 1940 which is advised by CRMC, is the beneficial owner of 3,125,769 shares of common stock of the Company. Under certain circumstances, SMALLCAP may vote the shares of the fund. As disclosed in SMALLCAP’s Schedule 13G, these shares may also be reflected in a filing made by Capital Research Global Investors, Capital International Investors, and/or Capital World Investors.
(7)	Based on a Schedule 13G filed by the shareholder on February 11, 2016, Renaissance Technologies LLC (“RTC”) and Renaissance Technologies Holdings Corporation (“RTHC”), because of RTHC’s majority ownership of RTC, are each deemed to beneficially own 2,639,900 shares of common stock of the Company, have sole voting power with respect to 2,507,190 shares of common stock of the Company, sole dispositive power with respect to 2,574,885 shares of common stock of the Company and shared dispositive power with respect to 65,015 shares of common stock of the Company.
(8)	Based on information from the shareholders, SMALLCAP World Fund, Inc. (“SMALLCAP”) is co-managed by Capital World Investors and Capital Research Global Investors. The ownership indicated by SMALLCAP is a subset of the positions indicated for Capital World Investors and Capital Research Global Investors. The total aggregate ownership position across all of Capital World Investors, Capital Research Global Investors and SMALLCAP is 18.33%.

The foregoing information is based upon Schedule 13G reports or amendments filed with the SEC by the above beneficial owners in 2016, with respect to their holdings of the common stock of Domino’s Pizza, Inc. as of December 31, 2015.

Security Ownership of Management

The following table sets forth, as of January 3, 2016, the end of the Company’s last fiscal year, information with respect to the Company’s common stock, par value $0.01 per share, owned beneficially by each Director, by each nominee for election as a Director of the Company, by the named executive officers listed in the Summary Compensation Table starting on page 32 of this Proxy Statement, and by all Directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
J. Patrick Doyle(1)	1,127,038	2.26%
Russell J. Weiner(2)	244,660	*
Richard E. Allison, Jr.(3)	171,775	*
Jeffrey D. Lawrence(4)	51,668	*
Scott R. Hinshaw(5)	150,911	*
David A. Brandon	17,921	*
C. Andrew Ballard	921	*
Andrew B. Balson(6)	90,883	*
Diana F. Cantor(7)	17,010	*
Richard L. Federico	7,860	*
James A. Goldman	17,322	*
Vernon “Bud” O. Hamilton(8)	79,757	*
Gregory A. Trojan	5,010	*
All Directors and executive officers as a group (19 persons)(9)	2,505,136	5.03%

*	Less than 1%.
(1)	Includes 1,037,587 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days following January 3, 2016.
(2)	Includes 210,000 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days following January 3, 2016.
(3)	Includes 140,459 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days following January 3, 2016. Also includes 300 shares of common stock owned by Mr. Allison’s children.
(4)	Includes 35,892 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days following January 3, 2016.
(5)	Includes 122,532 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days following January 3, 2016.
(6)	Includes 35,000 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days following January 3, 2016. Also includes 27,310 shares of common stock held in the Andrew B. Balson 2004 Irrevocable Family Trust, and 8,870 shares of common stock held in the Andrew B. Balson 2011 Irrevocable Family Trust.
(7)	Includes 6,000 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days following January 3, 2016.
(8)	Includes 44,000 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days following January 3, 2016.
(9)	Includes an aggregate of 2,039,930 shares of common stock issuable upon exercise of outstanding options that are currently exercisable or will become exercisable within 60 days following January 3, 2016.

DOMINO’S PIZZA, INC. 2016 PROXY STATEMENT 17

Stock Ownership Information (continued)

The information with respect to beneficial ownership is based upon information furnished by each Director, nominee or executive officer, or information contained in filings made with the SEC.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors, certain executive officers and persons who own more than 10% of Domino’s Pizza, Inc. common stock to file initial reports of ownership and reports of changes in ownership of Domino’s Pizza, Inc. common stock with the SEC and the NYSE. The Company assists its Directors and certain executive officers in completing and filing those reports. Domino’s is required to disclose in its proxy statement any failure to file these reports by the required due dates. The Company believes that all filing requirements applicable to its Directors, executive officers and shareholders who own more than 10% of Domino’s Pizza, Inc. common stock were complied with during the last completed fiscal year.

Compensation Committee Interlocks and Insider Participation

During fiscal 2015, Messrs. Balson (Chairperson), Federico and Goldman served on the Compensation Committee. During fiscal 2015, no member of the Compensation Committee was an officer or employee of ours, a former officer of ours or of our subsidiaries or had any relationships requiring disclosure by us under Item 407(e) of Regulation S-K. None of our executive officers served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board or Compensation Committee during fiscal 2015.

18 DOMINO’S PIZZA, INC. 2016 PROXY STATEMENT

Executive Compensation

Compensation Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on these reviews and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s fiscal 2015 Annual Report on Form 10-K for filing with the SEC.

Respectfully submitted,

Compensation Committee

Andrew B. Balson, Chairperson

Richard L. Federico

James A. Goldman

DOMINO’S PIZZA, INC. 2016 PROXY STATEMENT 19

Compensation Discussion and Analysis

Executive Summary

Domino’s Pizza’s objective is to be a worldwide leader in the pizza industry and one of the top restaurant brands in the world. To accomplish this, the Compensation Committee of the Board of Directors believes that Domino’s must recruit and retain capable and high-performing executives to help attain the Company’s business goals and objectives, and we have established short and long-term compensation programs that we believe support this mission.

The Compensation Discussion and Analysis describes the Company’s executive compensation program, philosophy and objectives as they relate to our 2015 named executive officers listed below:

•	J. Patrick Doyle—President and Chief Executive Officer (“CEO”)

•	Russell J. Weiner—President, Domino’s USA

•	Richard E. Allison, Jr.—President, Domino’s International

•	Jeffrey D. Lawrence—Executive Vice President, Chief Financial Officer

•	Scott R. Hinshaw—Executive Vice President, Franchise Operations and Development

•	Michael T. Lawton—Former Executive Vice President, Chief Financial Officer

On August 27, 2015, Mr. Lawton, Former Executive Vice President, Chief Financial Officer, retired from his position as Executive Vice President, Chief Financial Officer. Effective August 28, 2015, Mr. Lawrence was promoted to Executive Vice President, Chief Financial Officer.

2015 Business Performance. The Company completed another profitable year in fiscal 2015. The following table illustrates the Company’s growth in fiscal 2015 in terms of revenues, segment income (as defined and disclosed in Note 11 to the Company’s consolidated financial statements for the fiscal year ended January 3, 2016), income from operations and stock price relative to performance in fiscal 2014 and fiscal 2013.

(Dollars in millions, except stock price)	2015	2014	2013	Three-Year Change 2013 to 2015 (% increase)
Revenues	$2,216.5	$1,993.8	$1,802.2	23.0%
Segment Income	$456.7	$397.6	$361.9	26.2%
Income from Operations	$405.4	$345.4	$313.8	29.2%
Stock Price (Fiscal Year End)	$111.25	$95.45	$70.20	161.0	%(1)

(1)	Percent increase is calculated from the Company’s closing stock price as of the 2012 fiscal year end ($42.63) in order to capture the three-year change.

The Company’s performance during fiscal 2015, and for the three-year period ending with fiscal 2015, demonstrated significantly improved financial results and a corresponding strong growth in the Company’s stock price.

2015 Key Performance and Compensation Highlights. Key events with respect to the Company’s 2015 compensation program are as follows:

•	2015 annual incentive award performance was achieved at 105.5% of target, reflecting our strong financial performance as noted above and resulting in a payout of awards at 136.9% of target;

•	Other than the increase associated with Mr. Lawrence’s promotion, the base salaries of named executive officers increased, on average, 2.35%;

•	The Company adopted a clawback policy in compliance with the requirements of Dodd-Frank Wall Street Reform and Consumer Protection Act;

•	The Company adopted a policy of capping payouts of the annual incentive award to 250% of target for any participant, including our named executive officers, under the Domino’s Pizza Senior Executive Annual Incentive Plan (the “AIP”); and

•	The Company re-evaluated its peer group and added two non-restaurant companies and eliminated three restaurant companies.

20 DOMINO’S PIZZA, INC. 2016 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

Changes to be effective in 2016:

•	The Company eliminated the mid-year measurement period and payout under the AIP, and changed the payout threshold amount from 85% to 90% of the full-year target; and

•	The Company changed the vesting threshold of performance shares from 85% to 90% of the full-year performance target under the Amended Domino’s Pizza, Inc. 2004 Equity Incentive Plan (the “EIP”).

Compensation Program Overview

The Compensation Committee is responsible for determining the compensation of our executive officers and administering the plans in which our executive officers, Directors and other employees participate. The goal of the Company’s compensation program is to attract, motivate and retain talented individuals to help us attain our business goals and objectives. We are committed to achieving long-term, sustainable growth and increasing shareholder value. Our compensation programs for named executive officers are designed to be compatible with and to enhance these commitments, as well as to encourage strong financial performance on both an annual and long-term basis.

The Compensation Committee uses total direct compensation as the primary measure of compensation for our named executive officers. The principal elements of total direct compensation for the CEO and our other named executive officers are: (i) annual base salary, (ii) annual performance incentives under the AIP, and (iii) long-term compensation consisting of stock options and performance shares granted under the EIP, as well as certain perquisites and other benefits.

Base Salary	+	Performance Incentive (cash award under AIP)	+	Long-Term Compensation (performance shares and stock options under EIP)	=	TOTAL DIRECT COMPENSATION

The Compensation Committee places a significant focus on performance-based compensation. For each of our named executive officers, other than our CEO, approximately 67% of his total direct compensation is attributable to performance-based compensation. For our CEO, the Compensation Committee places even more emphasis on the performance-based components of total direct compensation, so that approximately 83% of his total direct compensation is performance-based compensation. Our strong focus on performance-based compensation rewards strong Company financial performance and aligns the interests of our named executive officers with the Company’s shareholders.

Other aspects of the Company’s compensation program are intended to further align the interests of our named executive officers with our shareholders and to promote good corporate governance. These include:

•	Stock ownership guidelines for executives;

•	No obligations for the Company to provide tax gross-ups on income associated with payments made in connection with a change of control;

•	Cap on maximum annual performance incentives;

•	No special or supplemental pension or death benefits for our named executive officers; and

•	Clawback policy on performance-based compensation for certain executive officers.

Compensation Philosophy and Process

Compensation Committee Philosophy. The Compensation Committee looks at total direct compensation when determining the level and components of compensation for our named executive officers. The Compensation Committee generally targets the 50th percentile of the applicable benchmark (i.e., peer group or broader quick service restaurant industry) when setting target total direct compensation levels for our CEO and other named executive officers. Employee

DOMINO’S PIZZA, INC. 2016 PROXY STATEMENT 21

Compensation Discussion and Analysis (continued)

performance and executive-specific considerations, actual performance related to the incentive plan measures used and stock price performance can result in actual total direct compensation that can be above or below the 50th percentile in any given year. A description of our use of peer groups and similar data is described below.

Compensation Setting Process. In order to evaluate and maintain the effectiveness of the Company’s current executive compensation program, the Compensation Committee annually reviews the reasonableness of executive compensation levels using professional compensation consultants, currently Willis Towers Watson (“WTW”), as well as public information about comparable companies within the Company’s industry, and evaluates such levels in light of individual performance as well as the Company’s growth and profitability. In making such determinations, the Compensation Committee reviews the nature and scope of each named executive officer’s responsibilities, as well as his or her effectiveness in supporting the Company’s long-term goals. The Compensation Committee attempts to set levels of salary, annual performance incentives, long-term compensation and other compensation at levels that will attract, motivate, and retain superior executive talent in a highly competitive environment.

In 2015, the Compensation Committee conducted a review of the total direct compensation of our named executive officers using data provided by WTW. The Compensation Committee targets the total direct compensation of our named executive officers, excluding our CEO, to be allocated equally among annual base salary (33%), annual performance incentive (33%) and long-term compensation (34%).

For Mr. Doyle, the Compensation Committee places more emphasis on the performance-based components of total direct compensation so that his total direct compensation is generally allocated as follows: annual base salary (17%), annual performance incentive (33%) and long-term compensation (50%). The Compensation Committee believes, for our CEO, the proportion of his performance-based compensation as a component of total direct compensation should be greater than that of his annual salary because performance-based compensation serves to align our CEO’s interest with the interests of the Company’s shareholders. For 2015, the amount of annual performance incentive indicated in the Summary Compensation Table as earned by our named executive officers is greater than the respective stated target percentage due to overachievement by the Company in relation to the AIP.

Consideration of Say-On-Pay Vote and Shareholder Feedback. In evaluating the Company’s executive compensation program, the Compensation Committee also considered the results of the advisory vote on the “say-on-pay” proposal presented at the Company’s 2015 annual meeting of shareholders. At the 2015 annual meeting, approximately 87.5% of votes cast were in support of the compensation provided to our named executive officers. In light of our shareholders’ continued support and the success of the executive compensation program, the Compensation Committee made minimal changes to the program during 2015. The Compensation Committee concluded that the Company continues to provide a competitive pay-for-performance package that effectively incentivizes and retains executives.

22 DOMINO’S PIZZA, INC. 2016 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

In addition to the factors described above, the Company also engaged in discussions with our key shareholders to solicit feedback regarding our executive compensation program. As a result of those discussions and to comply with certain legal requirements, the Compensation Committee identified select elements of the program as areas of concern and has addressed the concerns as follows:

Shareholder Area of Concern	How we addressed in 2015
Voting policy for Directors	Implemented a majority voting policy for Directors
Clawback policy	Adopted a clawback policy effective for 2015
Uncapped maximum payouts under the AIP	Instituted a 250% cap on maximum payouts
Mid-year bonus payout	Eliminated the mid-year bonus payout for executives effective for 2016
Payout threshold for AIP	Increased the payout threshold for the AIP from 85% to 90% of target effective for 2016
EIP vesting	Increased the vesting threshold for performance shares issued under the EIP from 85% to 90% of target effective for 2016

The shareholders of the Company previously voted in favor of an annual say-on-pay vote and the Company has elected to follow such advisory vote. The shareholders will be asked to vote again on the frequency of the say-on-pay vote at the 2017 annual meeting of shareholders.

Role of the Compensation Consultant. The Compensation Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Compensation Committee and also to discontinue such services. In accordance with this authority, the Compensation Committee has engaged WTW as an independent compensation consultant to advise the Compensation Committee on matters related to executive compensation. The Company has assessed the independence of WTW pursuant to Item 407(e)(3)(iv) of Regulation S-K and concluded that no conflict of interest exists that would prevent WTW from independently representing the Compensation Committee. In 2015, WTW did not attend any Compensation Committee meetings. However, in December 2015, WTW prepared an analysis on executive competitive pay practices that was provided to the Compensation Committee at the December 2015 meeting. The Compensation Committee has used, and intends to continue to use, WTW in 2016.

Benchmarking and Peer Group. The Compensation Committee used several peer group and market surveys, including executive officer compensation studies prepared by WTW in each of 2014 and 2015 reflecting relevant general and quick service restaurant industry compensation levels (referred to as the “WTW Studies”), for a review of executive compensation at companies in Domino’s Pizza’s peer group. The Compensation Committee evaluates executive compensation by measuring the total direct compensation of our named executive officers against benchmarks of comparable companies described below. The Compensation Committee targeted the annual salary for Mr. Doyle to be between 90% and 100% of the market median and total direct compensation for Mr. Doyle to be above the market median based on industry differences and financial performance and characteristics of the relevant companies. The Compensation Committee targeted the annual base salary and total direct compensation for the other named executive officers, on average, to be within a competitive range around the market median.

The following criteria were considered in determining the members of the Company’s 2015 peer group: publicly-traded, retail industry, revenues generally between 0.25 times and 3.0 times that of the Company with a similar business model, complexity of business and recruiting pool for executives.

For the 2015 compensation decisions, the Compensation Committee removed Bob Evans, DineEquity and Sonic because their market cap, TSR performance and/or revenues are below the Company’s criteria for inclusion. The Compensation Committee also concluded that, while the majority of the peers should continue to be chain restaurant companies, its business model and strategy share similarities with non-restaurant companies, and these types of companies should also be considered. For this reason, the Compensation Committee added Hyatt Hotels and Marriott International to its 2015 peer group. Additionally, Burger King Worldwide is now known as Restaurant Brands International, the new entity created as a result of the Burger King and Tim Horton’s merger, and remains in our peer group.

DOMINO’S PIZZA, INC. 2016 PROXY STATEMENT 23

Compensation Discussion and Analysis (continued)

2015 Peer Group

Bloomin’ Brands, Inc.	Jack in the Box Inc.
Brinker International, Inc.	Marriott International, Inc.
Buffalo Wild Wings, Inc.	Panera Bread Co.
Chipotle Mexican Grill, Inc.	Papa John’s International Inc.
Cracker Barrel Old Country Store, Inc.	Restaurant Brands International, Inc.
Darden Restaurants, Inc.	The Cheesecake Factory Incorporated
Dunkin’ Brands Group, Inc.	The Wendy’s Company
Hyatt Hotels Corporation

Role of Executive Officers in Establishing Compensation. The Company’s executive officers have a limited role in the executive compensation process. The CEO, the Executive Vice President of PeopleFirst and the Compensation Committee annually review the performance of each named executive officer (other than the CEO) and the other executive officers and make recommendations to the Compensation Committee. In addition, the Chairman of the Board and the Chairperson of the Compensation Committee review the performance of the CEO and make recommendations to the Compensation Committee. The scope of these reviews is to evaluate performance for a given year and for compensation planning for the subsequent year. The conclusions reached and recommendations based on these reviews, including with respect to base salary adjustments, annual performance incentives under the AIP and annual long-term compensation under the EIP, are presented to the Compensation Committee. The Compensation Committee may exercise its discretion to modify any recommended base salary adjustments or awards to executives. The Compensation Committee ultimately makes all compensation decisions for our named executive officers and approves recommendations regarding equity awards to our executive officers, which are ultimately ratified by our Board of Directors.

Use of Tally Sheets. The Compensation Committee, with the assistance of management of the Company, created tally sheets to facilitate the Compensation Committee’s review of the total compensation of our named executive officers. In preparation for making decisions on increases in base salary, target annual incentive awards and target long-term compensation award grants, the Compensation Committee reviewed the tally sheets for our named executive officers. The tally sheets contained annual cash compensation (base salary and annual performance incentive), other compensation, stock option exercises, stock award vesting events and annual equity grants under the EIP, and also includes Accounting Standards Codification 718 (“ASC 718”) fair market values for the grants, potential severance payments, and equity grant holdings with total in-the-money value at the end of the fiscal year.

Equity Award Processes. Equity awards are generally granted at the regularly scheduled meetings of the Compensation Committee in February and July of each year. The specific date of these meetings is set by the Board of Directors, along with other Board and committee meetings, generally one to three years in advance. On occasion, in connection with new hires, promotions or certain corporate events, equity awards have been granted at other times throughout the year. The Compensation Committee does not have any plans, practices or policies of timing these equity award grants in coordination with the release of material non-public information and the Company does not have any plans, practices or policies of timing the release of material non-public information with the timing of equity awards. The exercise price of stock options is set at the closing price of Domino’s Pizza, Inc. common stock on the NYSE on the date of the grant.

Components of Total Direct Compensation

Annual Base Salary. The Compensation Committee annually reviews and approves the base salaries, and any adjustments thereto, of our named executive officers. In making these determinations, the Compensation Committee considers various factors such as:

•	Industry compensation survey data found in the WTW Studies;

•	Peer group compensation information found in the WTW Studies;

•	The executive’s employment agreement with the Company;

•	The executive’s individual performance, responsibilities, leadership and years of experience; and

•	The performance of the Company.

24 DOMINO’S PIZZA, INC. 2016 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

For 2015, the base salaries for our named executive officers, excluding Mr. Doyle, ranged from 77% to 106% of the median base salary from the industry compensation survey data, consistent with the Compensation Committee’s target to pay at the 50th percentile of the benchmark.

The 2015 base salaries for our named executive officers, including any year-over-year change, were as follows:

Executive	2014 FYE Base Salary	2015 FYE Base Salary		Overall % Change (Year-Over-Year)
J. Patrick Doyle	$925,000	$975,000	*	5.4%
Russell J. Weiner	$550,000	$550,000		0%
Richard E. Allison, Jr.	$550,000	$550,000		0%
Jeffrey D. Lawrence	N/A	$400,000	**	N/	A
Scott R. Hinshaw	$327,540	$340,642		4.0%
Michael T. Lawton	$500,000	$500,000		0%

*	Increase effective March 1, 2015.
**	Promotion to CFO effective August 28, 2015.

Messrs. Allison and Weiner received promotion-related increases in their respective base salaries in October 2014 and, therefore, did not receive another base salary increase for fiscal 2015.

Annual Performance Incentives. The following section describes the annual performance incentive for fiscal 2015 for each of our named executive officers. For Mr. Doyle, the annual performance incentive target was 200% of his annual base salary. For Messrs. Weiner, Allison, Hinshaw and Lawton, the annual performance incentive target was 100% of their respective annual base salaries. Mr. Lawrence received an increase in his annual performance incentive target from 40% to 100% of his annual base salary at the time of his promotion to Executive Vice President, Chief Financial Officer. With the exception of Mr. Lawrence, these target bonuses were unchanged from fiscal 2014. The Compensation Committee establishes the performance criteria and approves annual performance incentives for the named executive officers based on whether the pre-approved incentive goals associated with such incentives have been met. The Compensation Committee made awards under the AIP to each of the named executive officers in 2015, with the exception of Mr. Lawrence, whose annual performance incentive was granted under the Company’s bonus plan for non-executives, rather than the AIP, because he was not eligible to participate in the AIP at the time of his 2015 grant. Mr. Lawrence’s annual performance incentive will be granted under the AIP for 2016 and for so long as he is our Executive Vice President, Chief Financial Officer.

The Compensation Committee, Board of Directors and shareholders last approved the AIP in 2015. The AIP allows the Compensation Committee flexibility in establishing the annual participants, performance measures, performance periods and performance targets, including minimum and maximum annual payment thresholds. For 2015, the maximum annual payment threshold under the AIP was the lesser of (i) 250% of an individual’s annual performance incentive target, and (ii) $5,000,000 per participant (“Maximum Annual Payment Threshold”).

For annual performance incentives granted with respect to fiscal 2015, the measurement of such performance, as applied to all of the named executive officers, was segment income as defined by the Company under Accounting Standards Codification 280 (“ASC 280”), with certain adjustments (referred to as “adjusted net segment income”). The Compensation Committee believes that the use of adjusted net segment income is appropriate because it is a reliable barometer for overall success of the Company and it is a primary measure used by management to internally evaluate operating performance and determine future performance targets and long-range planning. A named executive officer was not entitled to a year-end payment unless 85% of the annual performance target was attained, and each named executive officer was entitled to receive two-thirds of one percent (2/3%) of a specified percentage of his base salary for every one-tenth of one percent (0.1%) that actual performance exceeded 85% of the annual performance target. The named executive officers would be eligible to receive payments in excess of 100% of their annual performance incentives, in accordance with the same payment scale and the Maximum Annual Payment Threshold per participant, if the Company achieved greater than 100% of the annual performance target.

DOMINO’S PIZZA, INC. 2016 PROXY STATEMENT 25

Compensation Discussion and Analysis (continued)

The annual performance incentives for fiscal 2015 were designed to permit a potential mid-year payment of 50% of an individual’s annual performance incentive target, but only if the Company exceeded its performance target for the first two fiscal quarters of 2015. Any such mid-year payment would reduce a named executive officer’s annual performance incentive payment by a corresponding amount (but would not have been recouped if the Company did not achieve the annual performance target). Each named executive officer received a mid-year payment in fiscal 2015.

For illustrative purposes, assume a named executive officer had an annual base salary of $100,000 per year and was eligible for an annual performance incentive of 100% of his annual salary. Further assume that the Company had an annual performance target of $10,000,000. The Compensation Committee determined that the annual performance result was $10,100,000 or 101.0% achievement of the annual performance target and that the Company exceeded its performance target for the first two fiscal quarters. In such a situation, the Company would pay the named executive officer 106.67% of his annual performance incentive, or $106,670. Additionally, 50%, or $50,000, of the named executive officer’s annual performance incentive (“Mid-Year Payment”) would be paid subsequent to the second fiscal quarter if the Company exceeds its performance target for the first two fiscal quarters. The named executive officers’ annual performance incentive is then reduced by the amount of the Mid-Year Payment.

For the named executive officers, the annual incentive performance target for 2015 was achievement of $440 million in adjusted net segment income. The annual performance target was set to be aggressive, yet realistic to sufficiently motivate executive performance. As shown below, the Compensation Committee has raised the annual performance target by more than 10% from the previous year’s target in each of the last six years, and by more than 5% over the previous year’s actual results in the last five years, thereby requiring superior performance in a highly-competitive market to achieve the annual performance target.

Fiscal Year	Incentive Target Percentage Increase From Prior Year Incentive Target	Incentive Target Percentage Increase From Prior Year Actual Results	Performance Incentive Payout
2005	6.5%	7.8%	132.0%
2006	11.7%	8.2%	69.0%
2007	5.0%	8.8%	0.0%
2008	-5.9%	6.5%	0.0%
2009*	-20.0%	-7.3%	100.0%
2010	15.7%	1.1%	183.4%
2011	18.6%	5.5%	135.8%
2012	11.8%	6.1%	123.2%
2013	10.2%	6.5%	132.6%
2014	11.6%	6.4%	121.9%
2015*	14.3%	10.7%	136.9%

*	53-week fiscal year

The Company believes that its annual performance incentive structure for executives that is closely tied to the Company’s performance objectives is relatively difficult to achieve, as evidenced by the payment of less than 70.0% of the annual performance incentive for fiscal 2006 and no annual performance incentive for fiscal 2007 and fiscal 2008. The annual performance incentive payout for 2015 was above 100% due to the fact that the Company achieved greater than 100% of the 2015 annual performance target, even though the Compensation Committee raised the 2015 target 14.3% from the 2014 target, and 10.7% from the actual results achieved in 2014. In addition, because the annual performance targets set by the Compensation Committee were based on the Company’s performance as a whole, the likelihood of each named executive officer achieving his annual performance incentive was equal.

The specific performance targets established by the Compensation Committee are based on the financial planning of the Company and take into account a variety of factors including certain plans, programs, commodity pricing and discounts (including long-term supply contracts), product pricing and discounts, volume and sales predictions, marketing plans and expenses, domestic and international store count projections, product initiatives, technological initiatives, macroeconomic conditions and other meaningful information.

26 DOMINO’S PIZZA, INC. 2016 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

The amount of the payouts for 2015 exceeded the target bonus opportunity because actual performance was 105.5% of target performance. Accordingly, pursuant to the terms of the plan described above, based on this level of performance, the Compensation Committee determined that 136.9% of the target bonus opportunities were earned by our named executive officers.

	2015 Target Annual Incentive		Company Performance	2015 Actual Award Payout
Executive	% of Salary	Dollar Value	% Achievement	% of Target	Dollar Value
J. Patrick Doyle	200%	$1,950,000	105.5%	136.9%	$2,669,550
Russell J. Weiner	100%	$550,000	105.5%	136.9%	$752,950
Richard E. Allison, Jr.	100%	$550,000	105.5%	136.9%	$752,950
Jeffrey D. Lawrence(1)	100%	$400,000	105.5%	136.9%	$333,283
Scott R. Hinshaw	100%	$340,642	105.5%	136.9%	$466,339
Michael T. Lawton(2)	100%	$500,000	105.5%	136.9%	$450,183

(1)	% of Salary reflects end-of-year percentage. Actual Award Payout for period worked in 2015 prior to promotion to Chief Financial Officer was calculated at 40% of base salary.
(2)	Actual Award Payout was prorated based on retirement date of August 27, 2015.

In December 2015, effective with the 2016 fiscal year, the Compensation Committee made the following changes to the AIP:

(i)	the Company shall establish one measurement period and one target for the fiscal year (eliminating the Mid-Year Payment);

(ii)	the Company must meet or exceed a payout threshold amount of 90% (rather than 85%) of the full-year target for participants to be eligible to receive a bonus payment, and

(iii)	the participants will receive 1% of their formula bonus for every 0.1% in excess of the payout threshold that is achieved. For example, if 95% of the target is achieved, then the executive will receive 50% of his formula bonus, if 100% of the target is achieved then the executive receives 100% of his formula bonus and if 101% of the target is achieved then the executive receives 110% of his formula bonus.

Long-term Compensation. The Compensation Committee believes that an equity component of executive compensation serves to align our named executive officers’ interests with the interests of our shareholders and creating value for those shareholders. To that end, the Compensation Committee provides and maintains a long-term compensation program administered through its EIP. Under the EIP, the Compensation Committee may award incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, unrestricted stock, stock deliverable on a deferred basis, performance share awards, and cash payments intended to defray the cost of awards. The EIP also limits the maximum number of shares for which awards may be granted to any participant in any year to 1,000,000 shares per participant. The limit on shares available under the EIP, the individual limits, and other award terms are subject to adjustment to reflect stock splits or stock dividends, combinations, and certain other events. The EIP also includes provisions concerning the treatment of awards upon the termination of service of an individual employee, and in the case of a change of control of the Company, merger or similar corporate transaction by the Company. Grants of awards to our CEO and other named executive officers are presented to the Board of Directors by the Compensation Committee and are ratified by our Board of Directors.

DOMINO’S PIZZA, INC. 2016 PROXY STATEMENT 27

Compensation Discussion and Analysis (continued)

In 2015, our Board of Directors approved the following awards under the EIP to our named executive officers:

Executive	Stock Options Granted (#)(1)		Stock Option Grant Value ($)	Performance Shares Granted (#)(3)		Performance Share Grant Value ($)
J. Patrick Doyle	70,910	(2)	$2,047,500	13,590	(4)	$1,365,000
Russell J. Weiner	11,780		$325,000	2,750		$325,000
Richard E. Allison, Jr.	11,780		$325,000	2,750		$325,000
Jeffrey D. Lawrence	11,130		$306,650	3,070		$363,300
Scott R. Hinshaw	8,160		$225,000	1,900		$225,000
Michael T. Lawton	—		—	—		—

(1)	Based on a Black-Scholes value on July 15, 2015 of $27.59 per share, unless otherwise noted.
(2)	Based on a Black-Scholes value on February 11, 2015 of $28.875 per share.
(3)	Based on our closing stock price on July 15, 2015 of $118.54 per share, unless otherwise noted.
(4)	Based on our closing stock price on February 11, 2015 of $100.45 per share.

Performance Shares. In 2015, the Compensation Committee continued its use of performance shares as a vehicle for long-term compensation. The Compensation Committee believes that performance shares align with peer group practices to provide a diversified equity compensation strategy. Recipients of performance shares do not receive a benefit from them unless the Company achieves the applicable performance goal. The actual value of the shares that are earned, if any, will depend on our stock price at the time the performance shares vest and shares are delivered to our named executive officers. Participation in the Company’s equity incentive programs accomplishes the objective of linking each named executive officer’s opportunity for financial gain to Company performance and increases in shareholder wealth, as reflected by the market price of the Company’s common stock.

Historically, performance share awards were full value awards that consisted of Domino’s Pizza, Inc. common stock with both time-based and performance-based vesting conditions that generally vested over three years in three separate vesting tranches. Beginning in February 2013, performance share grants vest over four years in four separate vesting tranches. Each vesting tranche has its own performance-based vesting condition that is established annually by the Compensation Committee. For performance shares granted in 2015 and prior years, the measurement of performance established by the Compensation Committee was segment income as defined by the Company under ASC 280, with certain adjustments (the same “adjusted net segment income” used by the Company for annual performance incentives).

The performance shares for each named executive officer vest only in the event that the Company achieves at least 85% of the annual performance target (with no additional performance shares earned for performance above 85% of the annual performance target). Beginning with grants issued on or after January 4, 2016, the required achievement percentage for vesting of all future performance share grants will be 90% or more of the annual performance target (with no additional performance shares earned for performance above 90% of the annual performance target). If the achievement is less than 85% of the performance target (or less than 90% for grants issued on or after January 4, 2016), each respective vesting tranche is canceled and forfeited for no consideration. The performance shares do not contain a provision for partial vesting. All unvested performance shares are canceled upon termination of the named executive officer’s employment, except in certain circumstances such as death and qualified retirement. The specified service and age requirements for qualified retirement by an employee are ten years of continuous service and 55 years of age. Upon the achievement of the qualified retirement requirements, in the event the named executive officer’s employment is terminated, the performance shares will continue to be eligible to vest upon the achievement of the applicable performance criteria. Outstanding, unvested performance shares are also eligible for dividends. Dividends accrue on such unvested performance shares and are delivered to the named executive officers if the performance shares vest.

Stock Options. In 2015, the Compensation Committee continued its use of stock options as an additional vehicle for long-term compensation. Recipients of stock option grants do not receive a benefit from stock options unless and until the market price of the Company’s common stock increases above the exercise price and the recipient exercises such stock options.

28 DOMINO’S PIZZA, INC. 2016 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

Beginning in February 2013, stock options awarded under the EIP have a maximum term of ten years and vest ratably over four years, and vested options are exercisable for a limited period of time after a termination of employment. Upon death and qualified retirement, any unvested stock options become immediately vested and the period of exercisability is extended until the end of the original term of the options. Stock options granted in 2009 through 2012 under the EIP had the same terms as stock options granted in or after 2013, except those stock options generally vested ratably over three years. Stock options awarded prior to 2009 under the EIP had the same terms as stock options granted in 2009 and forward, except those stock options generally vested ratably over five years. All options awarded under the EIP are granted with an exercise price equal to the closing price of Domino’s Pizza, Inc. common stock on the grant date of the award.

In February 2009, the Compensation Committee approved the amendment of existing stock option agreements issued under the EIP and all future equity grant agreements issued under the EIP. These amendments provide for accelerated vesting and extended exercise periods upon the retirement of option holders who have achieved specified service and age requirements. For employees, the specified service and age requirements are ten years of continuous service and 55 years of age. For Directors, the specified service and age requirements are five years of continuous service and 55 years of age. Upon achievement of the service and age requirements, all outstanding unvested equity grants will vest upon such qualified retirement, subject to the achievement of any performance measures attached to such equity grant agreements, and all stock option grants will remain exercisable through the original term of the option grant. As of January 3, 2016, there were no currently employed named executive officers who had achieved the qualified retirement requirements.

Other Elements of Compensation

Employee Stock Payroll Deduction Plan. The Company maintains the Employee Stock Payroll Deduction Plan (the “ESPDP”), adopted in July 2004, to provide employees, including named executive officers, with an opportunity to purchase shares of the Company’s common stock through payroll deductions at a 15% discount from the market price. The ESPDP is a qualified plan under Internal Revenue Code §423. Shares of the Company’s common stock purchased under the ESPDP have a one-year holding period requirement before employees can sell the shares. The Compensation Committee believes the ESPDP is an attractive benefit that assists the Company in retaining key employees, securing new qualified employees and providing incentives for employees to work towards achieving the Company’s key objectives because it gives employees access to the Company’s equity at a discounted price.

Retirement and Pension Benefits. The Company does not maintain a defined benefit pension plan or retiree medical coverage for the named executive officers.

Deferred Compensation. The Company maintains the Domino’s Pizza Deferred Compensation Plan (the “DCP”), a nonqualified elective deferred compensation plan, whereby our named executive officers, select senior management and Directors of the Company are permitted to defer their own compensation. Deferred amounts under the DCP are invested in mutual funds or other investments available under the DCP. The Company does not provide an employer match for amounts deferred in the DCP. The DCP is described more fully below.

Perquisites. The Company makes a limited amount of perquisites available to our named executive officers. Each participating executive officer is reimbursed for expenses related to the completion of an annual comprehensive physical for themselves and their spouse as well as personal purchases of Domino’s Pizza food items. Mr. Doyle is also entitled to a certain number of hours of personal use of the Company’s aircraft, as described below. Detailed information regarding perquisites provided to named executive officers is set forth in the Summary Compensation Table in this Proxy Statement.

Other Benefits. The Company also maintains a benefits program comprised of retirement income and group insurance plans. The objective of the program is to provide our named executive officers and certain other full-time employees with reasonable and competitive levels of benefits for the four contingencies (retirement, death, disability and illness), which will interrupt the eligible employee’s employment and/or income received as an active employee. The retirement program consists of two savings plans; (i) a tax-qualified 401(k) savings plan, and (ii) a non-qualified deferred

DOMINO’S PIZZA, INC. 2016 PROXY STATEMENT 29

Compensation Discussion and Analysis (continued)

compensation plan (the DCP referenced above). The 401(k) savings plan is open to all employees age 21 or older who have also worked at least 1,000 hours for the Company. The Company provides a match on employee 401(k) contributions equal to 100% on the first three percent (3%) contributed by employees into their 401(k) funds and 50% on each of the fourth and fifth percent (4% and 5%) of employee 401(k) contributions.

The Company’s group insurance program consists of life, disability and health insurance benefit plans that cover all full-time employees. Umbrella insurance premiums are paid by the Company for participating named executive officers, and the amounts paid are recorded as compensation (and included in the Summary Compensation Table) for such named executive officers.

Compensation for Chief Executive Officer

Mr. Doyle’s annual salary was increased by the Compensation Committee from $925,000 to $975,000 on March 1, 2015, and from $975,000 to $1,025,000 on March 1, 2016. Mr. Doyle entered into an employment agreement in March 2015 that granted him an annual allotment of 45 hours of personal use of the Company’s corporate aircraft during the term of the agreement at no charge to him to address bona fide business-oriented security concerns. For any personal use over the allotted 45 hours per year, the Company has a time-sharing agreement with Mr. Doyle that requires him to reimburse the Company for such personal use of the Company’s corporate aircraft pursuant to a statutory formula. The employment agreement also provides that Mr. Doyle be eligible for an annual performance incentive that is targeted at 200% of his annual base salary upon the achievement of the annual performance target, the actual amount of which being based on the Company’s achievement of performance target measures under the AIP.

In February 2015, the Board of Directors awarded a long-term compensation grant to Mr. Doyle in the form of an equity grant under the EIP consisting of: (i) a stock option grant of 70,910 shares with a four-year graded vesting period, a ten-year life and an exercise price equal to the closing price on the day of the grant, and (ii) a performance share grant of 13,590 shares that vest equally over four years in separate tranches. The performance shares have the same terms and conditions as those described above in the long-term compensation section. In February 2016, Mr. Doyle was granted an award under the EIP, as approved by the Board of Directors, consisting of: (i) a stock option grant of 83,590 shares, and (ii) a performance share grant of 10,460 shares, both with the same terms as the equity grants received in 2015. Awards under the Company’s EIP in the form of stock options and performance shares are designed to reward demonstrated leadership, motivate future superior performance, align the interests of the CEO with the shareholders and to retain the CEO. The Compensation Committee believes that Mr. Doyle’s compensation is appropriate in relation to his experience, skills, past performance and market data. In December 2014, WTW provided an Executive Officer Compensation Study (the “2014 Study”) to the Compensation Committee that reflected relevant restaurant and quick service restaurant industry compensation levels. Among other factors, the Compensation Committee considered the results of the 2014 Study when it set Mr. Doyle’s annual base salary at $975,000 per year as of March 1, 2015 (approximately 4% below the 2014 Study median). In December 2015, WTW provided an Executive Officer Compensation Study (the “2015 Study”) to the Compensation Committee using a consistent methodology as the 2014 Study. Again, among other factors, the Compensation Committee considered the results of the 2015 Study when it set Mr. Doyle’s annual base salary to $1,025,000 per year as of March 1, 2016. The 2014 Study and 2015 Study (collectively, the “WTW Studies”) are described in more detail above in the section titled “Benchmarking and Peer Group.”

The Compensation Committee believes that Mr. Doyle’s annual base salary in 2015 is an appropriate annual base salary for the CEO as it is within 90% to 100% of the market median according to the 2014 Study. While Mr. Doyle’s 2015 annual base salary is below the market median, his annual performance incentive target is above the market median and his long term incentive compensation is also above the market median—resulting in his total direct compensation being above the market median. The Compensation Committee believes it is appropriate to compensate Mr. Doyle at this rate as a CEO with a significant level of operational experience in the industry in which the Company competes and given that he has served in an executive capacity at the Company for more than 19 years. The Compensation Committee will continue to evaluate Mr. Doyle’s performance as CEO and make any further necessary adjustments. Mr. Doyle’s opportunities to increase his future compensation depend on the Company’s future performance and the competitive pay practices of comparable positions within the food-service industry.

30 DOMINO’S PIZZA, INC. 2016 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

The Compensation Committee believes Mr. Doyle’s compensation package effectively links shareholder and financial performance to Mr. Doyle’s total direct compensation through the use of long-term awards and cash compensation that is based, in part, on Company performance. With respect to financial performance, the Company’s global retail sales, defined as total worldwide retail sales at Company-owned and franchise stores, increased approximately 58% during Mr. Doyle’s six-year tenure as CEO, and the Company’s segment income increased 75% during this time. As it relates to an increase in shareholder value, the price of the Company’s common stock has increased a total of 992% during Mr. Doyle’s six-year tenure as CEO. The Compensation Committee has continued the Company’s practice of using performance-based awards for equity compensation to named executive officers, consisting of stock options and performance shares. The philosophy behind this practice is that stock options and performance shares require increased Company financial performance in order for the CEO and other executive officers to earn long-term compensation.

Employment Agreements

Each of our named executive officers is party to a written agreement that governs their employment with the Company and includes both severance provisions as well as restrictive covenants that apply for two years following termination of employment. The provisions of the employment agreements relating to termination of employment and severance are described in more detail under “Potential Post Employment Payments to Executive Officers.” We believe entering into non-competition and non-solicitation arrangements with our named executive officers is important to protect the Company following the cessation of their employment and we also believe that severance provisions help attract and retain top-performing executive officers.

Stock Ownership Guidelines

The Compensation Committee reviews the Company’s stock ownership guidelines annually. In July 2015, the Compensation Committee amended the guidelines to require stock ownership after five years of employment or service with the Company at the individual’s current executive level equal to five times base salary for the CEO, four times base salary for President-level executives, and three times base salary for the other named executive officers. These stock ownership guidelines are designed to align management’s and shareholders’ interests and to encourage loyalty and long-term focus of executives. All of our named executive officers and directors who have completed their respective accumulation period under the guidelines are in compliance with such guidelines.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code and the regulations thereunder (collectively, “Section 162(m)”) generally limits the tax deductibility of annual compensation paid by a publicly-held company to $1,000,000 per employee per year for certain executive officers. However, this limitation generally does not apply to performance-based compensation under a plan that is approved by the shareholders of a company that also meets certain other technical requirements. The Compensation Committee has utilized performance-based compensation programs that are intended to meet the requirements for performance-based compensation under Section 162(m). At the Company’s 2015 annual meeting of shareholders, the shareholders approved the AIP, which is intended to qualify under Section 162(m), the terms of which are described above. However, the Compensation Committee also realizes that in order to attract and retain individuals with superior talent, it may pay, and it has paid, compensation that is not deductible by reason of Section 162(m). The Compensation Committee views the tax deductibility of executive compensation as one factor to be considered in the context of an overall compensation philosophy.

Risk Assessment Disclosure

In February 2016, the Compensation Committee, in consultation with WTW and senior human resource executives of the Company, reviewed the risk assessment for risks associated with the Company’s compensation practices and policies for employees. Based upon the assessment performed, the Committee believes that, through the counterbalance of risk-taking incentives and risk-mitigating features guided by relevant market practices and Company goals, the Company’s compensation practices and policies do not encourage unnecessary or excessive risk taking and are not reasonably likely to have a material adverse effect on financial results of the Company.

DOMINO’S PIZZA, INC. 2016 PROXY STATEMENT 31

Executive Compensation Tables

Summary Compensation Table for 2015

The following table summarizes compensation awarded or paid to each of the named executive officers. All information set forth in this table reflects compensation earned by these individuals for services with Domino’s Pizza.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
J. Patrick Doyle President and Chief Executive Officer	2015	965,385	—	2,894,463	2,047,526	2,669,550	—	400,489	8,977,413
	2014	915,481	—	2,159,554	1,665,164	2,255,150	—	457,672	7,453,021
	2013	870,694	—	2,585,580	3,391,026	2,321,826	—	379,491	9,548,617

Russell J. Weiner President, Domino’s U.S.A.	2015	550,000	—	746,294	325,010	752,950	—	66,893	2,441,147
	2014	492,218	—	592,453	335,000	670,450	—	52,136	2,142,257
	2013	455,800	—	778,812	872,616	604,391	—	88,185	2,799,804

Richard E. Allison, Jr. President, Domino’s International	2015	550,000	—	567,657	325,010	752,950	—	54,266	2,249,883
	2014	471,638	—	433,826	317,159	670,450	—	116,186	2,009,259
	2013	435,750	—	593,168	566,039	577,805	—	83,647	2,256,409

Jeffrey D. Lawrence Executive Vice President and Chief Financial Officer	2015	278,844	—	323,862	307,077	333,283	—	23,584	1,266,650

Scott R. Hinshaw Executive Vice President, Franchise Operations	2015	340,642	—	464,696	225,134	466,339	(379)	33,875	1,530,307
	2014	327,540	—	356,843	196,676	409,425	47,437	39,286	1,377,207
	2013	317,750	—	526,112	534,736	421,337	73,310	62,207	1,935,452

Michael T. Lawton Former Executive Vice President and Chief Financial Officer	2015	346,154	—	489,079	—	450,183	—	53,133	1,338,549
	2014	462,215	—	495,880	294,700	609,500	—	51,771	1,914,066
	2013	435,750	—	754,092	714,383	577,805	—	85,372	2,567,402

(1)	The dollar amounts listed do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized by our executive officers. Assumptions used in the calculation of these amounts are included in footnote 9 to the Company’s audited financial statements for the fiscal year ended January 3, 2016 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 25, 2016. Amounts reflect the grant date fair value of awards of performance shares granted pursuant to our EIP. The stock awards for 2015 represent the first two tranches of the performance share awards granted in 2015, the third tranche of the performance share awards granted in 2014 and the fourth tranche of the performance share awards in 2013, or the number of shares in each award that have been valued for financial account purposes as of January 3, 2016, the end of the 2015 fiscal year. The fourth tranche of the performance share awards from 2014 and the third tranche of the performance share awards from 2015 will be valued when the performance condition is established in December 2016, and the fourth tranche of the performance share awards from 2015 will be valued when the performance condition is established in December 2017. The stock awards for 2014 represent the first two tranches of the performance share awards granted in 2014 and the third tranche of the performance share awards granted in 2013, or the number of shares in each award that have been valued as of December 28, 2014, the end of the 2014 fiscal year. The stock awards for 2013 represent the first two tranches of the performance share awards granted in 2013 and the final tranche of the performance share awards granted in 2012, or the number of shares in each award that were valued as of December 29, 2013, the end of 2013 fiscal year.
(2)	The dollar amounts listed do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized by our named executive officers. The amounts reflect the grant date fair value of the stock option awards pursuant to our EIP, determined in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote 9 to the Company’s audited financial statements for the fiscal year ended January 3, 2016 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 25, 2016.
(3)	The amount listed represents the earnings on Mr. Hinshaw’s Non-Qualified Deferred Compensation account balance. This is further detailed in the Non-Qualified Deferred Compensation Table on page 39. No other named executive officers currently participate in, nor have balances under, the Non-Qualified Deferred Compensation Plan.
(4)	The 2015 amounts listed for all named executive officers are further elaborated upon in the All Other Compensation table below.

32 DOMINO’S PIZZA, INC. 2016 PROXY STATEMENT

Executive Compensation Tables (continued)

The following table below shows amounts under All Other Compensation for 2015:

Name	Year	Perquisites and Other Personal Benefits ($)(1)	Insurance Premiums / Medical Reimbursements ($)(2)	Company Contributions to Retirement, 401(k) and Health Savings Plans ($)(3)	Tax Reimbursements ($)(4)	Dividends ($)(5)	Total ($)
J. Patrick Doyle(6)	2015	197,018	6,830	10,600	102,704	83,337	400,489

Russell J. Weiner	2015	13,006	7,782	10,600	17,094	18,411	66,893

Richard E. Allison, Jr.	2015	13,187	2,362	10,600	12,633	15,484	54,266

Jeffrey D. Lawrence	2015	2,488	1,839	10,473	3,540	5,244	23,584

Scott R. Hinshaw	2015	3,500	2,402	10,600	4,409	12,964	33,875

Michael T. Lawton	2015	7,829	6,223	10,600	10,600	17,881	53,133

(1)	Mr. Doyle’s amount represents $178,333 for personal airplane usage, $14,959 in spousal travel, $3,350 in team member awards and $376 in personal pizza purchases. Mr. Weiner’s amount represents $2,584 in team member awards, $7,541 for spousal travel, $2,771 in personal pizza purchases and $110 in wellness program incentives. Mr. Allison’s amount represents $2,673 in team member awards, $6,334 for spousal travel, $4,070 in personal pizza purchases and $110 in wellness program incentives. Mr. Lawrence’s amount represents $2,096 in team member awards and $392 in personal pizza purchases. Mr. Hinshaw’s amount represents $1,875 in team member awards, $990 for spousal travel and $635 in personal pizza purchases. Mr. Lawton’s amount represents $5,109 in team member awards, $1,727 for spousal travel, $728 in personal pizza purchases and $265 in wellness program incentives. The amount reported for personal airplane usage is based on the incremental cost method. This incremental cost method is based on the variable operating costs to the Company for operating the airplane, including, but not limited to fuel costs, parking, landing fees, travel fees, catering and other miscellaneous direct costs. The total annual variable costs are divided by the annual number of flight hours flown by the airplane to calculate an average variable cost per flight hour. This average variable flight cost per flight hour is then multiplied by the flight hours flown for personal use to calculate the incremental cost for the executive. For tax purposes, income is imputed to the executive for personal travel based on a multiple of the Standard Industry Fare Level (SIFL) rates.
(2)	Mr. Doyle’s amount represents company-paid benefit of $1,635 for umbrella liability insurance, company-paid benefit of $2,415 for group term life insurance, and company-paid medical expenses in the amount of $2,780. Mr. Weiner’s amount represents company-paid benefit of $1,635 for umbrella liability insurance, company-paid benefit of $772 for group term life insurance, and company-paid medical expenses in the amount of $5,375. Mr. Allison’s amount represents company-paid benefit of $1,635 for umbrella liability insurance and company-paid benefit of $727 for group term life insurance. Mr. Lawrence’s amount represents company-paid benefit of $1,635 for umbrella liability insurance and company-paid benefit of $204 for group term life insurance. Mr. Hinshaw’s amount represents company-paid benefit of $1,635 for umbrella liability insurance and company-paid benefit of $767 for group term life insurance. Mr. Lawton’s amount represents company-paid benefit of $1,443 for group term life insurance, and company-paid medical expenses in the amount of $4,780.
(3)	Represents the amount of company match made to the Domino’s Pizza 401(k) Savings Plan.
(4)	Mr. Doyle’s amount represents tax gross up on umbrella liability insurance payments in the amount of $1,404, tax gross up on company-paid medical expenses in the amount of $2,387, tax gross up on airplane usage and spousal travel in the amount of $82,867 and tax gross up on certain other perquisites in the amount of $16,046. Mr. Weiner’s amount represents tax gross up on umbrella liability insurance payments in the amount of $1,404, tax gross up on company-paid medical expenses in the amount of $4,616 and tax gross up on certain other perquisites in the amount of $11,074. Mr. Allison’s amount represents tax gross up on umbrella liability insurance payments in the amount of $1,404 and tax gross up on certain other perquisites in the amount of $11,229. Mr. Lawrence’s amount represents tax gross up on umbrella liability insurance payments in the amount of $1,404 and tax gross up on certain other perquisites in the amount of $2,136. Mr. Hinshaw’s amount represents tax gross up on umbrella liability insurance payments in the amount of $1,404 and tax gross up on certain other perquisites in the amount of $3,005. Mr. Lawton’s amount represents tax gross up on company-paid medical expenses in the amount of $4,105 and tax gross up on certain other perquisites in the amount of $6,495.
(5)	Represents the dividends accrued on unvested performance shares that were paid during 2015 at the vesting of such performance shares. Amounts include a $3.00 special dividend paid in March of 2012 and dividends paid by the Company on a quarterly basis.
(6)	Mr. Doyle reimbursed the Company $39,183 in accordance with his Time Sharing Agreement for usage of the corporate aircraft in excess of the allotted hours provided to him in his Employment Agreement.

DOMINO’S PIZZA, INC. 2016 PROXY STATEMENT 33

Executive Compensation Tables (continued)

Grants of Plan-Based Awards

The following table sets forth information concerning non-equity incentive plan awards and individual awards of stock options and performance shares granted during the fiscal year ended January 3, 2016 to each of the named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise of Base Price of Option Awards ($/Sh)(6)	Grant Date Fair Value of Stock and Option Awards ($)(7)
Name	Grant Date	Threshold ($)(1)	Target ($)(2)	Maximum ($)(3)	Threshold (#)	Target (#)(4)		Maximum (#)
J. Patrick Doyle		0	1,950,000	4,875,000	—	—		—	—	—	—
	2/11/2015	—	—	—	—	—		—	70,910	100.45	2,047,526
	2/11/2015	—	—	—	—	3,397	(8)	—	—	—	341,229
	12/15/2015	—	—	—	—	23,226	(9)	—	—	—	2,553,234

Russell J. Weiner		0	550,000	1,375,000	—	—		—	—	—	—
	7/15/2015	—	—	—	—	—		—	11,780	118.54	325,010
	7/15/2015	—	—	—	—	687	(10)	—	—	—	81,437
	12/15/2015	—	—	—	—	6,048	(11)	—	—	—	664,857

Richard E. Allison, Jr.		0	550,000	1,375,000	—	—		—	—	—	—
	7/15/2015	—	—	—	—	—		—	11,780	118.54	325,010
	7/15/2015	—	—	—	—	687	(10)	—	—	—	81,437
	12/15/2015	—	—	—	—	4,423	(12)	—	—	—	486,220

Jeffrey D. Lawrence(18)		0	0	0	—	—		—	—	—	—
	7/15/2015	—	—	—	—	—		—	11,130	118.54	307,077
	7/15/2015	—	—	—	—	767	(13)	—	—	—	90,920
	12/15/2015	—	—	—	—	2,119	(14)	—	—	—	232,942

Scott R. Hinshaw		0	340,642	851,605	—	—		—	—	—	—
	7/15/2015	—	—	—	—	—		—	8,160	118.54	225,134
	7/15/2015	—	—	—	—	475	(15)	—	—	—	56,307
	12/15/2015	—	—	—	—	3,715	(16)	—	—	—	408,389

Michael T. Lawton		0	500,000	1,250,000	—	—		—	—	—	—
	12/15/2015	—	—	—	—	4,449	(17)	—	—	—	489,079

(1)	Represents the amount to which such executive would be entitled if the Company had achieved 85% of its annual performance target under the AIP.
(2)	Represents the amount to which such executive would be entitled if the Company had achieved 100% of its annual performance incentive target under the AIP.
(3)	Represents the annual maximum amount that such executive would be entitled to receive under the AIP, which is calculated as the lesser of (i) 250% of the executive’s annual performance incentive target, or (ii) $5,000,000.
(4)	Represents one or more tranches of a performance share award of Domino’s Pizza, Inc. common stock in accordance with the vesting schedule of each respective performance share grant. Each vesting tranche contains a performance condition established annually by the Compensation Committee. In order for each tranche to vest, such performance condition must be achieved and the named executive officer must be an employee of the Company on such vesting date, except under certain circumstances including death and qualified retirement. The awards shown for these performance shares represent the tranches of the award, or the number of shares in each award, for which the performance condition was established during fiscal 2015. Any remaining number of shares from a respective performance share grant will be valued when the performance condition is established for such tranche of shares.
(5)	All option awards granted in 2015 vest one-fourth per year over four years beginning on the first anniversary of the grant date and have a ten-year term, provided the named executive officer remains a current employee, except for certain circumstances including death and qualified retirement.
(6)	Reflects the closing price of Domino’s Pizza, Inc. common stock on the NYSE on the date of grant.
(7)	Represents the total FASB ASC Topic 718 fair value of the option awards. Also, represents the total fair value of the stock awards, determined based upon the probable outcome of the respective performance conditions.
(8)	Represents one-fourth of the maximum shares awarded under this performance share award and the maximum number of shares awarded under this performance share award is 13,590.
(9)	Represents the sum of: (i) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 13,590, (ii) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 15,680, (iii) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 44,370, and (iv) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 19,260.

34 DOMINO’S PIZZA, INC. 2016 PROXY STATEMENT

Executive Compensation Tables (continued)

(10)	Represents one-fourth of the maximum shares awarded under this performance share award and the maximum number of shares awarded under this performance share award is 2,750.
(11)	Represents the sum of: (i) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 2,750, (ii) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 4,590, (iii) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 5,160, and (iv) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 11,690.
(12)	Represents the sum of: (i) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 2,750, (ii) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 4,350, (iii) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 4,370, and (iv) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 6,220.
(13)	Represents one-fourth of the maximum shares awarded under this performance share award and the maximum number of shares awarded under this performance share award is 3,070.
(14)	Represents the sum of: (i) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 3,070, (ii) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 1,510, (iii) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 1,780, and (iv) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 2,120.
(15)	Represents one-fourth of the maximum shares awarded under this performance share award and the maximum number of shares awarded under this performance share award is 1,900.
(16)	Represents the sum of: (i) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 1,900, (ii) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 2,700, (iii) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 3,380, and (iv) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 6,880.
(17)	Represents the sum of: (i) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 4,040, (ii) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 4,370, and (iii) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 9,380.
(18)	Mr. Lawrence’s 2015 annual performance incentive was granted under the Company’s bonus plan for non-executives, rather than the AIP, because he was not eligible to participate in the AIP at the time of his 2015 grant. Mr. Lawrence’s annual performance incentive will be granted under the AIP for 2016, and for so long as he is our Chief Financial Officer.

DOMINO’S PIZZA, INC. 2016 PROXY STATEMENT 35

Executive Compensation Tables (continued)

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information on outstanding option and stock awards for named executive officers as of January 3, 2016:

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(8)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Exercisable	Unexercisable
J. Patrick Doyle	160,000	0	10.88	7/16/2018	(1)	—	—	—	—
	40,000	0	7.88	7/16/2018	(1)(2)	—	—	—	—
	60,000	0	7.97	7/16/2019	(4)	—	—	—	—
	166,666	0	12.43	2/25/2020	(4)	—	—	—	—
	83,334	0	9.43	2/25/2020	(2)(4)	—	—	—	—
	62,333	0	16.49	2/23/2021	(4)	—	—	—	—
	124,667	0	13.49	2/23/2021	(2)(4)	—	—	—	—
	78,590	0	30.48	2/23/2022	(4)	—	—	—	—
	31,740	0	30.48	2/23/2022	(2)(4)	—	—	—	—
	45,570	45,570	45.47	2/13/2023	(5)	—	—	—	—
	70,240	70,240	46.83	2/27/2023	(6)	—	—	—	—
	19,407	58,223	70.81	2/12/2024	(5)	—	—	—	—
	0	70,910	100.45	2/11/2025	(5)	—	—	—	—
	—	—	—	—		—	—	9,630	1,071,338
	—	—	—	—		—	—	22,186	2,468,193
	—	—	—	—		—	—	11,760	1,308,300
	—	—	—	—		—	—	13,590	1,511,888

Russell J. Weiner	120,000	0	10.06	9/22/2018	(3)	—	—	—	—
	16,666	0	12.32	7/20/2020	(4)	—	—	—	—
	8,334	0	9.32	7/20/2020	(2)(4)	—	—	—	—
	5,000	0	25.78	7/20/2021	(4)	—	—	—	—
	10,000	0	22.78	7/20/2021	(2)	—	—	—	—
	9,690	0	32.69	7/20/2022	(4)	—	—	—	—
	18,510	18,510	46.83	2/27/2023	(6)	—	—	—	—
	8,555	8,555	63.05	7/17/2023	(5)	—	—	—	—
	3,990	11,970	73.04	7/16/2024	(5)	—	—	—	—
	0	11,780	118.54	7/15/2025	(5)	—	—	—	—
	—	—	—	—		—	—	5,846	650,368
	—	—	—	—		—	—	2,580	287,025
	—	—	—	—		—	—	3,443	383,034
	—	—	—	—		—	—	2,750	305,938

Richard E. Allison, Jr.	33,333	0	17.53	3/14/2021	(4)	—	—	—	—
	66,667	0	14.53	3/14/2021	(2)(4)	—	—	—	—
	1,666	0	25.78	7/20/2021	(4)	—	—	—	—
	3,334	0	22.78	7/20/2021	(2)(4)	—	—	—	—
	9,690	0	32.69	7/20/2022	(4)	—	—	—	—
	9,835	9,835	46.83	2/27/2023	(6)	—	—	—	—
	7,240	7,240	63.05	7/17/2023	(5)	—	—	—	—
	3,777	11,333	73.04	7/16/2024	(5)	—	—	—	—
	0	11,780	118.54	7/15/2025	(5)	—	—	—	—
	—	—	—	—		—	—	3,110	345,988
	—	—	—	—		—	—	2,186	243,193
	—	—	—	—		—	—	3,263	363,009
	—	—	—	—		—	—	2,750	305,938

36 DOMINO’S PIZZA, INC. 2016 PROXY STATEMENT

Executive Compensation Tables (continued)

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(8)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Exercisable	Unexercisable
Jeffrey D. Lawrence	9,600	0	10.88	7/16/2018	(1)	—	—	—	—
	4,000	0	10.88	7/16/2018	(1)	—	—	—	—
	2,400	0	7.88	7/16/2018	(1)(2)	—	—	—	—
	1,000	0	7.88	7/16/2018	(1)(2)	—	—	—	—
	10,800	0	10.06	7/18/2017	(4)	—	—	—	—
	2,700	0	10.06	7/18/2017	(4)	—	—	—	—
	4,000	0	7.97	7/16/2019	(4)	—	—	—	—
	735	735	63.05	7/17/2023	(5)	—	—	—	—
	657	1,973	73.04	7/16/2024	(5)	—	—	—	—
	0	2,060	118.54	7/15/2025	(5)	—	—	—	—
	0	9,070	118.54	7/15/2025	(5)	—	—	—	—
	—	—	—	—		—	—	1,060	117,925
	—	—	—	—		—	—	890	99,013
	—	—	—	—		—	—	1,133	126,046
	—	—	—	—		—	—	960	106,800
	—	—	—	—		—	—	2,110	234,738

Scott R. Hinshaw	23,000	0	10.88	7/16/2018	(1)	—	—	—	—
	15,000	0	7.88	7/16/2018	(1)(2)	—	—	—	—
	20,000	0	7.97	7/16/2019	(4)	—	—	—	—
	13,333	0	12.32	7/20/2020	(4)	—	—	—	—
	6,667	0	9.32	7/20/2020	(2)(4)	—	—	—	—
	4,166	0	25.78	7/20/2021	(4)	—	—	—	—
	8,334	0	22.78	7/20/2021	(2)(4)	—	—	—	—
	7,760	0	32.69	7/20/2022	(4)	—	—	—	—
	10,890	10,890	46.83	2/27/2023	(6)	—	—	—	—
	5,595	5,595	63.05	7/17/2023	(5)	—	—	—	—
	2,342	7,028	73.04	7/16/2024	(5)	—	—	—	—
	0	8,160	118.54	7/15/2025	(5)	—	—	—	—
	—	—	—	—		—	—	3,440	382,700
	—	—	—	—		—	—	1,690	188,013
	—	—	—	—		—	—	2,025	225,281
	—	—	—	—		—	—	1,900	211,375

Michael T. Lawton	80,000	0	10.88	7/16/2018	(1)	—	—	—	—
	20,000	0	7.88	7/16/2018	(1)(2)	—	—	—	—
	30,000	0	7.97	7/16/2019	(2)(4)	—	—	—	—
	16,666	0	12.32	7/20/2020	(4)	—	—	—	—
	8,334	0	9.32	7/20/2020	(2)	—	—	—	—
	5,000	0	25.78	7/20/2021	(4)	—	—	—	—
	10,000	0	22.78	7/20/2021	(2)(4)	—	—	—	—
	9,690	0	32.69	7/20/2022	(4)	—	—	—	—
	29,700	0	46.83	2/27/2023	(6)(7)	—	—	—	—
	14,480	0	63.05	7/17/2023	(5)(7)	—	—	—	—
	14,040	0	73.04	7/16/2024	(5)(7)	—	—	—	—
	—	—	—	—		—	—	4,690	521,763
	—	—	—	—		—	—	2,186	243,193
	—	—	—	—		—	—	3,030	337,088

(1)	Option awards granted ten years prior to the option expiration date and vest in equal annual installments over five years beginning on the first anniversary of the grant date. Vesting is accelerated upon a change of control or certain employment terminations.

DOMINO’S PIZZA, INC. 2016 PROXY STATEMENT 37

Executive Compensation Tables (continued)

(2)	Option awards that have the same expiration date but different option exercise prices result from the receipt by the holders of unvested options of a reduction in option exercise price in connection with a prior Company recapitalization.
(3)	Option awards granted in connection with a stock option exchange program completed in 2009, vest over the same period and have the same term as the option awards for which they were exchanged (generally 20% over five years and a ten-year term), and were granted with an exercise price no less than $1.00 above the closing price of Domino’s Pizza, Inc. common stock on the NYSE on the date the stock option exchange program was accepted.
(4)	Option awards granted ten years prior to the option expiration date and vest in equal annual installments over three years beginning on the first anniversary of the grant date. Vesting is accelerated upon a change of control or certain employment terminations.
(5)	Option awards granted ten years prior to the option expiration date and vest in equal annual installments over four years beginning on the first anniversary of the grant date. Vesting is accelerated upon a change of control or certain employment terminations.
(6)	Represents one-time option award intended to compensate the named executive officer for dividends paid with respect to common stock of Domino’s Pizza, Inc., for which option awards were not eligible.
(7)	Option awards for which vesting was accelerated due to a retirement date of August 27, 2015. For the award expiring February 27, 2023, 14,850 options were accelerated. For the award expiring July 17, 2023, 7,240 options were accelerated. For the award expiring July 16, 2024, 10,530 options were accelerated.
(8)	Awards of performance shares vest equally over four years in separate tranches. Each vesting tranche contains a performance condition established annually by the Compensation Committee. In order for each tranche to vest such performance condition must be achieved and the named executive officer must be an employee of the Company on such vesting date, except under certain circumstances including death and qualified retirement.

Option Exercises and Stock Vested

The following table provides information relating to option exercises and stock vesting for named executive officers during 2015:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
J. Patrick Doyle	—	—	30,407	3,190,813
Russell J. Weiner	60,000	6,248,901	9,186	1,014,543
Richard E. Allison, Jr.	—	—	7,561	844,101
Jeffrey D. Lawrence	6,650	696,133	2,579	287,839
Scott R. Hinshaw	47,000	4,666,512	6,300	698,372
Michael T. Lawton	26,400	2,296,045	9,261	948,148

(1)	Equals the stock price on the NYSE on exercise date minus the option exercise price multiplied by the number of shares acquired on exercise.
(2)	Equals the stock price on the NYSE on vesting date multiplied by the number of shares acquired on vesting. Value realized also includes an accrued cash dividend of $3.00 per share tied to shares vesting in fiscal 2015 as a result of the special dividend paid in April 2012, and an accrued cash dividend for each quarterly dividend paid prior to vesting.

Non-Qualified Deferred Compensation

A select group of management or highly compensated employees as defined by the Employee Retirement Income and Security Act of 1974, as amended, as well as the Company’s Directors, are eligible to participate in the Domino’s Pizza Deferred Compensation Plan, or the DCP. The purpose of the DCP is to provide supplemental retirement income and to permit eligible employees the option to defer receipt of compensation pursuant to the terms of the plan.

Participants are able to defer a portion of eligible compensation (including base salary and the annual performance incentive). Participants elect a specific date or event (termination) for payment of deferred compensation and the form of the payment, either lump sum or installments. Participants are able to invest their deferrals in mutual funds selected by them from a lineup of options. The options available under the DCP for the fiscal year ended January 3, 2016 were as follows:

Boston Trust Small Cap Fund

Credit Suisse Commodity Return Strategy Fund Class I

Dreyfus Mid Cap Index Fund

Fidelity Diversified International Fund

Fidelity Money Market Trust Retirement Money Market Portfolio

Fidelity Puritan Fund

Harding Loevner Institutional Emerging Markets Portfolio

38 DOMINO’S PIZZA, INC. 2016 PROXY STATEMENT

Executive Compensation Tables (continued)

Invesco Comstock Fund Class A

MainStay Large Cap Growth Fund Class I

PIMCO All Asset Fund Institutional Class

PIMCO Total Return Fund Administrative Class

Spartan 500 Index Fund—Institutional Class

Vanguard Inflation-Protected Securities Fund Admiral Shares

Vanguard REIT Index Fund Admiral Shares

The following table provides information on the DCP for our named executive officers as of January 3, 2016:

Name	Executive Contributions in Last Fiscal Year ($)		Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)
J. Patrick Doyle	—		—	—	—	—
Russell J. Weiner	—		—	—	—	—
Richard E. Allison, Jr.	—		—	—	—	—
Jeffrey D. Lawrence	—		—	—	—	—
Scott R. Hinshaw	46,211	(2)	—	(379)	—	581,357
Michael T. Lawton	—		—	—	—	—

(1)	Reflects market-based earnings on amounts deferred by plan participants.
(2)	This entire amount is included in salary for Mr. Hinshaw in the Summary Compensation Table on page 32.
(3)	Of the amount reflected in this column, $419,744 was reported as compensation for Mr. Hinshaw in the Summary Compensation Table for fiscal year 2013.

Potential Post-Employment Payments to Executive Officers

Each of Messrs. Doyle, Weiner, Allison, Lawrence and Hinshaw is a party to an employment agreement providing for payments in connection with such officer’s termination. Under Mr. Doyle’s employment agreement, effective as of March 1, 2015, upon involuntary termination by the Company without cause prior to the end of the term of the agreement, or if Mr. Doyle terminates voluntarily for good reason, defined as material diminution of his responsibilities, relocation or the failure of the Company to pay Mr. Doyle, Mr. Doyle will receive an amount equal to two times his then-annual base salary. Such amount will be paid in a payment equal to six times Mr. Doyle’s base monthly salary made six months after termination of employment and monthly payments equal to Mr. Doyle’s base monthly salary for the next 18 months as well as a prorated annual performance incentive under the AIP. Mr. Doyle is also entitled to continued medical insurance coverage during the severance period.

Under the employment agreements of Messrs. Weiner, Allison, Lawrence and Hinshaw, upon involuntary termination prior to the end of the term of the agreement, or if the named executive officer terminates voluntarily for good reason, defined as material diminution of the executive’s responsibilities, relocation or the failure of the Company to pay the executive, the named executive officer receives an amount equal to his then-annual base salary paid as follows: a payment equal to six times the named executive officer’s base monthly salary made six months after termination of employment and monthly payments equal to the executive’s base monthly salary for the next six months. Each named executive officers is also entitled to a prorated annual performance incentive under the AIP. In addition, during the severance period, each named executive officer is entitled to continued medical insurance coverage. Equity awards and other benefits are governed by the terms of those programs.

Each of the employment agreements for the named executive officers contains a two year non-competition and non-solicitation provision.

The terms of the employment agreements of Messrs. Doyle, Weiner, Allison, Lawrence and Hinshaw were established through arms-length negotiations between the Company and each executive. The Company uses peer group compensation surveys and data to establish an acceptable salary range for each executive position and then negotiates with successful candidates to arrive at a fully-negotiated base salary. The base salary amounts, other severance amounts

DOMINO’S PIZZA, INC. 2016 PROXY STATEMENT 39

Executive Compensation Tables (continued)

and severance periods are established by the Compensation Committee and the Company’s management in order to attract, motivate and retain talented individuals to help the Company achieve its business goals and objectives.

The following table sets forth aggregate estimated payment obligations to each of the named executive officers assuming a termination happened on January 3, 2016. The Company has no remaining termination payment obligations to Mr. Lawton after his retirement on August 27, 2015.

Name	Benefit	Before Change in Control Termination w/o Cause or for Good Reason ($)	After Change in Control Termination w/o Cause or for Good Reason ($)	Voluntary Termination ($)	Death ($)	Disability ($)	Change in Control ($)(1)
J. Patrick Doyle	Severance Pay	1,950,000	1,950,000	—	—	—	—
	Health Care	31,964	31,964	—	—	—	—
	Equity Award Acceleration	—	—	—	—	—	17,002,539

	Total	1,981,964	1,981,964	—	—	—	17,002,539

Russell J. Weiner	Severance Pay	550,000	550,000	—	—	—	—
	Health Care	15,982	15,982	—	—	—	—
	Equity Award Acceleration	—	—	—	—	—	3,688,503

	Total	565,982	565,982	—	—	—	3,688,503

Richard E. Allison, Jr.	Severance Pay	550,000	550,000	—	—	—	—
	Health Care	15,982	15,982	—	—	—	—
	Equity Award Acceleration	—	—	—	—	—	2,673,699

	Total	565,982	565,982	—	—	—	2,673,699

Jeffrey D. Lawrence	Severance Pay	400,000	400,000	—	—	—	—
	Health Care	15,982	15,982	—	—	—	—
	Equity Award Acceleration	—	—	—	—	—	795,337

	Total	415,982	415,982	—	—	—	795,337

Scott R. Hinshaw	Severance Pay	340,642	340,642	—	—	—	—
	Health Care	15,982	15,982	—	—	—	—
	Equity Award Acceleration	—	—	—	—	—	2,247,121

	Total	356,624	356,624	—	—	—	2,247,121

(1)	This represents the cumulative value of the equity awards that would vest as a result of a change in control. The amount represents the total of: (i) the difference between the closing price of Domino’s Pizza, Inc. common stock at the last business day of fiscal 2015 and the exercise price multiplied by the number of options that would vest as a result of a change in control, and (ii) the closing price of Domino’s Pizza, Inc. common stock at the last business day of fiscal 2015 multiplied by the number of performance shares that would vest as a result of a change in control.

40 DOMINO’S PIZZA, INC. 2016 PROXY STATEMENT

Proposal Three: Advisory Vote to Approve Named Executive Officer Compensation

At our 2015 annual meeting of shareholders, the Company provided shareholders with the opportunity to cast an advisory vote regarding the compensation of our named executive officers as disclosed in our 2015 Proxy Statement. This non-binding advisory vote is commonly referred to as say-on-pay. At our 2015 annual meeting, our shareholders approved the proposal with over 87% of the votes cast voting in favor of the say-on-pay proposal.

In keeping with the preference expressed by our shareholders at the 2011 annual meeting, our Board of Directors elected to hold an annual say-on-pay vote. Accordingly, this year we are again asking our shareholders to vote FOR the approval of the compensation we pay to our named executive officers as disclosed in this Proxy Statement. Shareholders will be asked to vote again on how frequently we should hold the say-on-pay vote at the Company’s 2017 annual meeting of shareholders.

The objectives, philosophy and programs, along with the compensation paid to our named executive officers and the rationale for such compensation, are set forth in the Compensation Discussion and Analysis, and the related tables and narrative disclosures in this Proxy Statement.

The Board of Directors, as required pursuant to Section 14A of the Securities Exchange Act, is asking shareholders to cast a non-binding, advisory vote FOR the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and any related material contained in this proxy statement, is hereby APPROVED.”

As we described in the Compensation Discussion and Analysis, our executive compensation program embodies a pay-for-performance philosophy that supports the Company’s business strategy and aligns the interests of our executives with our shareholders. In approving the 2015 compensation decisions for our named executive officers, the Compensation Committee considered the financial performance of the Company in 2014. In fiscal 2014, the Company’s financial results significantly exceeded its 2014 business plan and goals. The Company’s named executive officers contributed greatly to these achievements and, therefore, the compensation of our named executive officers was increased.

In addition, the Company has reviewed its compensation programs and engaged in discussions with our key shareholders to solicit feedback regarding our executive compensation programs. As a result, the Company has (i) implemented a majority voting policy for directors, (ii) adopted a clawback policy, (iii) added a maximum payout under our AIP, (iv) eliminated the mid-year annual incentive bonus payout and increased the payout threshold under the AIP (effective in the 2016 fiscal year), and (v) increased the vesting threshold for performance shares issued under the EIP (effective in the 2016 fiscal year).

For these reasons, the Board is asking shareholders to again support this “say-on-pay” proposal. Although the vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our shareholders and will continue to consider the outcome of the vote when determining future compensation arrangements for our named executive officers.

Our Board of Directors Unanimously Recommends a Vote FOR this Proposal	✓

DOMINO’S PIZZA, INC. 2016 PROXY STATEMENT 41

Compensation of Directors

For fiscal 2015, each independent Director was paid a $65,000 annual retainer, plus reimbursement of expenses. In addition, the Chairperson of the Audit Committee was paid a retainer of $20,000 per year and non-Chair members were paid a retainer of $7,500 per year, the Chairperson of the Compensation Committee was paid a retainer of $15,000 per year and non-Chair members were paid a retainer of $5,000 per year, and the Chairperson of the Nominating and Corporate Governance Committee was paid a retainer of $10,000 per year and non-Chair members were paid a retainer of $5,000 per year. Mr. Doyle did not receive any additional compensation for his Board service.

For 2015, independent Directors also received an annual equity award of restricted stock under the EIP that was targeted at an approximate value of $100,000 on the grant date, which resulted in an annual grant of 1,000 shares of restricted stock of Domino’s Pizza, Inc. The restricted stock granted to Directors has a one-year vesting period (subject to acceleration in the case of resignation, retirement or death). As discussed above, Directors are also eligible for the qualified retirement provision in the Company’s equity awards. As of January 3, 2016, Messrs. Goldman, Hamilton and Trojan and Ms. Cantor had achieved the qualified retirement requirements.

2015 Director Compensation Summary

Annual Retainer	Amount
Board of Directors	$65,000

Audit Committee
Chairperson	$20,000
Member	$7,500

Compensation Committee
Chairperson	$15,000
Member	$5,000

Nominating & Corporate Governance Committee
Chairperson	$10,000
Member	$5,000

Annual Equity Award	Value
Target grant date fair value	$100,000
Award vests on first anniversary of the grant date

Changes for 2016. Beginning in fiscal year 2016, the annual retainer for independent Directors increased to $70,000 and the annual committee member and Chairperson retainers were increased by $5,000 each. Additionally, the target grant date fair value of the annual equity awards for independent Directors was increased from $100,000 to $110,000. The changes were made in conjunction with a review of a WTW study on director compensation in order to keep the compensation of our Directors near the market median.

For 2015, Mr. Brandon, Chairman of the Board of Directors, received an annual cash retainer of $200,000, paid in equal monthly installments, as compensation for his service as non-executive Chairman of the Board of Directors. In addition, Mr. Brandon was to receive an equity award with a target value of $150,000 on the grant date. For 2015, such equity award was granted in the form of 1,500 shares of restricted stock with a one-year vesting period in accordance with the terms of the Company’s Restricted Stock Agreement for Directors. Mr. Brandon will receive the same retainer amount and equity award target value for 2016. As discussed above, Directors are also eligible for the qualified retirement provisions in the Company’s equity award. As of January 3, 2016, Mr. Brandon had achieved the qualified retirement requirements.

2015 Non-Executive Chairman Compensation Summary

Annual Retainer	Amount
Board of Directors	$200,000

Annual Equity Award	Value
Target grant date fair value	$150,000
Award vests on first anniversary of the grant date

42 DOMINO’S PIZZA, INC. 2016 PROXY STATEMENT

Compensation of Directors (continued)

Director Compensation Table for 2015

The following table provides information concerning compensation for the Company’s Directors during 2015:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)
David Brandon	$200,000	$150,675	—	—	$2,073	—	$352,748
C. Andrew Ballard	$48,750	$100,759	—	—	—	—	$149,509
Andrew B. Balson	$85,000	$100,450	—	—	—	—	$185,450
Diana F. Cantor	$90,000	$100,450	—	—	—	—	$190,450
Richard Federico	$70,000	$100,450	—	—	—	—	$170,450
James A. Goldman	$70,000	$100,450	—	—	($4,111)	—	$166,339
Vernon “Bud” O. Hamilton	$82,500	$100,450	—	—	—	$60	$183,010
Gregory A. Trojan	$72,500	$100,450	—	—	($476)	—	$172,474

(1)	Amounts in the “Stock Awards” column reflect the grant date fair value of grants of restricted stock and performance shares pursuant to our EIP. Assumptions used in the calculation of these amounts are included in footnote 9 to the Company’s audited financial statements for the fiscal year ended January 3, 2016 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 25, 2016.
(2)	The amounts listed represent the earnings on Messrs. Brandon, Goldman, and Trojan’s Non-Qualified Deferred Compensation account balances. This is further detailed in the table of Director Non-Qualified Deferred Compensation below. No other Directors currently participate in, nor have balances under, the Non-Qualified Deferred Compensation Plan.
(3)	Includes reimbursement of certain fees incurred in the receipt of director payments.

Non-Qualified Deferred Compensation of Directors

The following table provides information on the DCP for Directors as of January 3, 2016:

Name	Director Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)
David A. Brandon	200,000	—	2,073	—	635,508
C. Andrew Ballard	—	—	—	—	—
Andrew B. Balson	—	—	—	—	—
Diana F. Cantor	—	—	—	—	—
Richard L. Federico	—	—	—	—	—
James A. Goldman	70,000	—	(4,111)	—	216,014
Vernon “Bud” O. Hamilton	—	—	—	—	—
Gregory A. Trojan	—	—	(476)	—	79,157

(1)	Entire amounts contributed by participants are included as “Fees Earned or Paid in Cash” in the Director Compensation Table above.
(2)	Reflects market-based earnings on amounts deferred by plan participants.
(3)	Represents the participant’s account balance as of January 3, 2016, which includes 2013 and 2014 compensation as follows: Mr. Brandon $433,435, Mr. Goldman $150,125 and Mr. Trojan $79,633.

DOMINO’S PIZZA, INC. 2016 PROXY STATEMENT 43

Compensation of Directors (continued)

Outstanding Equity Awards of Directors

The following table shows the number of shares underlying outstanding option awards and restricted stock awards for the Company’s non-employee Directors as of January 3, 2016:

Name	Outstanding Option Awards	Outstanding Stock Awards
David A. Brandon	—	1,500
C. Andrew Ballard	—	850
Andrew B. Balson	35,000	1,000
Diana F. Cantor	6,000	1,000
Richard L. Federico	—	1,000
James A. Goldman	—	1,000
Vernon “Bud” O. Hamilton	44,000	1,000
Gregory A. Trojan	—	1,000

44 DOMINO’S PIZZA, INC. 2016 PROXY STATEMENT

Equity Compensation Plan Information

The following table sets forth, as of January 3, 2016, the end of the Company’s last fiscal year, (a) the number of securities that could be issued upon exercise of outstanding options under the Company’s equity compensation plans, (b) the weighted-average exercise price of outstanding options under such plans, and (c) the number of securities remaining available for future issuance under such plans, excluding securities that could be issued upon exercise of outstanding options.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)(1)
Equity compensation plans approved by shareholders	3,334,207	(2)	$28.577	3,415,761
Equity compensation plans not approved by shareholders	—		—	—

Total	3,334,207		$28.577	3,415,761

(1)	Includes 216,888 shares that may be issued under the Domino’s Pizza, Inc. Employee Stock Payroll Deduction Plan.
(2)	Consists of 3,323,476 options and 10,731 restricted stock units currently awarded under the EIP.

Domino’s Pizza, Inc. 2004 Equity Incentive Plan

The Domino’s Pizza, Inc. 2004 Equity Incentive Plan was adopted by the Board on June 1, 2004 and approved by the Company’s shareholders, an Amended Domino’s Pizza, Inc. 2004 Equity Incentive Plan, the EIP, was approved by shareholders at the 2008 annual meeting of shareholders and a further amendment to the EIP was approved by shareholders at the 2009 annual meeting of shareholders. The outstanding options issued under the EIP prior to July 2009 generally vest ratably over a five-year period, the outstanding options issued under the EIP beginning in July 2009 through February 2013 generally vest ratably over a three-year period, and outstanding options issued under the EIP beginning in February 2013 generally vest ratably over a four-year period. As of January 3, 2016, there were 3,323,476 options outstanding at a weighted average exercise price equal to $28.57 per share, of which 2,747,863 were exercisable at a weighted average exercise price equal to $18.67 per share, 8,350 shares of restricted stock and 307,982 performance shares currently issued and outstanding under the EIP. As of January 3, 2016, there were a total of 3,209,604 authorized but unissued shares under the EIP.

Under the EIP, there were a total of 3,639,808 options, performance shares and shares of restricted stock currently issued and outstanding and a total of 2,747,863 of such options were fully vested.

The Board may make grants to employees, directors, consultants and other service providers. The number of shares reserved for issuance under the EIP includes: (1) 15,600,000 shares of common stock, plus (2) any shares returned to the EIP as a result of termination of options that were granted under the EIP (by reason of forfeiture) and any shares held back in satisfaction of total exercise cost from shares that would otherwise have been delivered pursuant to an award.

The maximum number of shares of stock for which options may be granted to any person in any calendar year or that may be delivered to any person in any calendar year is 1,000,000. Incentive stock options may be granted only to employees. The exercise price of all incentive stock options granted under the EIP must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of non-statutory stock options granted under the EIP is determined by the Plan administrator, but with respect to non-statutory stock options intended to qualify as “performance-based compensation” within the meaning of Section 162(m), the exercise price must be at least equal to the fair market value of Domino’s Pizza, Inc. common stock on the date of grant. With respect to any participant who owns stock representing more than 10% of the total combined voting power of all classes of the Company’s outstanding capital stock, the exercise price of any incentive stock option grant must be at least equal to 110% of the fair market value on the grant date, and the term of such incentive stock option must not exceed five years. The term of all other incentive stock options granted under the EIP may not exceed ten years.

DOMINO’S PIZZA, INC. 2016 PROXY STATEMENT 45

Certain Transactions Involving Management or 5% or Greater Shareholders

Review and Approval of Related Person Transactions

The Company reviews relationships and transactions in which the Company and its Directors and executive officers or their immediate family members are participants to determine whether such related persons have a direct or indirect material interest. The Company’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the Directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether a related person has a direct or indirect material interest in the transaction. The Company does not currently have a specific written policy on the review, approval or ratification of transactions required to be reported under Section 404(a) of Regulation S-K, but the Company has enacted a Code of Business Conduct and Ethics for Directors, Officers and Employees as well as Corporate Governance Principles, both of which contain provisions relating to possible conflicts of interest of employees, Directors and officers of the Company. The Company’s Board of Directors is to review, approve or ratify any potential related person transaction and consider the nature of the related person’s interest in the transaction, the material terms of the transaction, the relative importance of the transaction to the related person, the relative importance of the transaction to the Company, whether the transaction would impair the judgment of a Director or officer of the Company and any other matters deemed important. As required under SEC rules, transactions with any related person that are determined to be directly or indirectly material are disclosed in this Proxy Statement.

Time Sharing Agreement with J. Patrick Doyle for Use of Corporate Aircraft

In accordance with the terms of the Time Sharing Agreement between Domino’s Pizza LLC and J. Patrick Doyle, the Company’s President and CEO and a member of the Company’s Board of Directors, dated as of February 23, 2015, Mr. Doyle is entitled to 45 hours per year of personal use of the Company aircraft without charge and he is required to pay the Company for any personal use in excess of the 45 hours at a reimbursement rate set by the Federal Aviation Regulations. For 2015, Mr. Doyle’s personal use of the Company aircraft totaled 57.6 hours and, therefore, he reimbursed the Company $39,183 for an additional 12.6 hours of personal use.

Supply Agreement

The Company has a supply agreement with Griffith Laboratories U.S.A., Inc. (“Griffith”) for the provision of certain ingredients that are used in the production of certain dough products. The supply agreement is negotiated at arms-length on an annual basis and the overall relationship between the Company and Griffith is over 20 years old. The sister-in-law of Gregory A. Trojan, one of the members of the Company’s Board of Directors, is an executive at Griffith. In 2015, the Company purchased $1,204,607 in products from Griffith, less than two percent of the consolidated gross revenues of Griffith.

46 DOMINO’S PIZZA, INC. 2016 PROXY STATEMENT

Proposal Four: Shareholder Proposal Regarding Deforestation

The New York State Common Retirement Fund (the “Fund”) has advised the Company that it intends to present the following shareholder proposal at the Annual Meeting. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. The address and share ownership of the proponent will be furnished to any shareholder upon request. Approval of this proposal would require the affirmative vote of a majority of the votes properly cast in person or by proxy at the Annual Meeting. If you abstain, your shares will not be counted as having been voted on the matter. The Board of Directors recommends a vote AGAINST this proposal.

Shareholder Proposal

Dominos supply chain includes four commodities that, together, are the largest cause of deforestation globally: palm oil, soy, cattle and forest products.

Deforestation accounts for 15-20% of global greenhouse gas emissions, more than the entire transportation industry, while contributing to habitat and biodiversity loss, soil erosion, disrupted rainfall patterns and community land conflicts.

Over 1 billion people depend on forests for their livelihood, yet production of these commodities can displace and endanger the livelihoods and food security of smallholder farmers and indigenous communities. Alternatively, these commodities can be produced according to robust sustainability standards.

Soy and palm oil derivatives are ingredients in Dominos pizza dough. Meat products, for which soy often provides feed, are used as toppings. In addition, the Company uses wood-derived products and packaging throughout its operations (including franchises) in over 80 countries.

Due to the company’s reliance on these commodities that cause deforestation, Dominos may be exposed to significant business risks including supply chain reliability, reputational damage and failure to meet shifting consumer and market expectations.

Dominos peer companies are working to minimize these risks and avoid the negative media attention associated with irresponsible sourcing. For example, McDonalds committed to eliminate deforestation from its global supply chains and Yum! Brands, Dunkin Donuts, and Krispy Kreme adopted zero deforestation policies for palm oil.

The Consumer Goods Forum has pledged to help its member companies achieve zero net deforestation by 2020, which included developing “specific, time bound and cost effective action plans for the different challenges in sourcing commodities like palm oil, soya, beef, paper and board.”

Resolved: Shareholders request Dominos Pizza Inc. issue a forest impact report that establishes a time-bound plan to address its supply chain impact on deforestation and associated human rights issues. This report should be prepared at reasonable cost, omit proprietary information and be published within six months of the Company’s 2016 Annual Meeting.

Supporting Statement. Proponents suggest consideration of the following content:

•	A company-wide policy on reducing deforestation and any associated violations of human rights

•	The amount of each commodity used as well as traceability to the course (where feasible)

Board of Directors’ Statement in Opposition to Shareholder Proposal

The Board recommends shareholders vote AGAINST the shareholder resolution. The Board recommends that shareholders instead consider the information below to serve as the report asked for by the shareholder resolution.

Domino’s Sources 100% Certified Sustainable Mass Balance Palm Oil Product

Domino’s Pizza is a member of the Roundtable for Sustainable Palm Oil (RSPO). Through our supplier, AAK USA, we are committed to sourcing 100% certified sustainable mass balance palm oil, and have done so since June 2015.

DOMINO’S PIZZA, INC. 2016 PROXY STATEMENT 47

Proposal Four: Shareholder Proposal Regarding Deforestation (continued)

Additionally, we are committed to sourcing palm oil that is produced without deforestation of High Conservation Value areas, High Carbon Stock forests or the destruction of peat land. Domino’s established and reached the goal of 100% traceability back to the mill for all palm oil products at the end of 2015. Domino’s requires that AAK be a member in good standing of the RSPO.

Up to 50% of Domino’s U.S. Packaging Comes from Recycled Material

Domino’s Pizza purchases our paper products from International Paper, RockTenn and Weyerhauser, and up to 50% of our corrugated comes from recycled cardboard.

•	International Paper notes that for every tree harvested for corrugate production, three are planted. This policy has led to 12 million more acres of trees planted in the past several years.

•	RockTenn works with a number of recognized environmental organizations on sustainable initiatives.

•	Weyerhauser notes that all of the forests it owns or manages worldwide have environmental management systems registered to the ISO 14001 standard. 100% of the forests Weyerhauser owns or manages in North America have been independently certified as meeting either the SFI or CSA standard. In one recent year, Weyerhauser says it planted 130 million seedlings.

More information on these and other topics can be found on our corporate and investor website at biz.dominos.com/investors/profile/social commitment, which includes a downloadable four-page guide outlining our efforts and successes in these areas.

Our Board of Directors Unanimously Recommends a Vote AGAINST this Proposal	☒

48 DOMINO’S PIZZA, INC. 2016 PROXY STATEMENT

Other Matters

Attending the Annual Meeting

The Annual Meeting will be held on Tuesday, April 26, 2016 at 10:00 a.m. EDT at the Domino’s Pizza World Resource Center, 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105.

Shareholder Proposals Pursuant to Rule 14a-8

In order to be considered for inclusion in the proxy statement distributed to shareholders prior to the annual meeting of shareholders in 2017, a shareholder proposal pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must be received by the Corporate Secretary of Domino’s Pizza, Inc. no later than November 17, 2016 and must comply with the requirements of Rule 14a-8. Written requests for inclusion should be addressed to: Domino’s Pizza, Inc., 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105 Attention: Corporate Secretary. It is suggested that you mail your proposal by certified mail, return receipt requested.

Shareholder Proposals other than Pursuant to Rule 14a-8

Under the Company’s By-Laws, any shareholder of record of Domino’s Pizza, Inc. entitled to vote for the election of directors may nominate candidates for election to the Board or present other business at an annual meeting if a written notice is received by the Corporate Secretary of Domino’s Pizza, Inc. at the Company’s principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. Such written notice must set forth the following information: (i) as to each person whom the shareholder proposes to nominate for election as a Director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected), (ii) as to any other business to be brought before the meeting, (a) a brief description of the business, (b) the reasons for conducting such business and (c) any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made, and (iii) as to the shareholder and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (a) the name and address of such shareholder and such beneficial owner and (b) the number of shares of common stock that are held of record by such shareholder and owned beneficially by such beneficial owner.

The deadline for receipt of timely notice of shareholder proposals for submission to the Domino’s Pizza annual meeting of shareholders without inclusion in the Company’s 2017 Proxy Statement is February 25, 2017. Unless such notice is received by Domino’s Pizza at its corporate headquarters, Attention: Corporate Secretary, on or before the foregoing date, proxies with respect to such meeting will confer discretionary voting authority with respect to any such matter.

Interested Persons and Shareholder Communications to the Board of Directors

Shareholders and interested persons may communicate with the Board or one or more Directors by sending a letter addressed to the Board or to any one or more Directors in care of Corporate Secretary, Domino’s Pizza, Inc., 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105, in an envelope clearly marked “shareholder communication.” The Corporate Secretary’s office will forward such correspondence unopened to either Ms. Cantor or to another independent Director as the Board may specify from time to time, unless the envelope specifies that it should be delivered to another Director.

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or the Company that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and

DOMINO’S PIZZA, INC. 2016 PROXY STATEMENT 49

Other Matters (continued)

wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to Domino’s Pizza, Inc., Investor Relations, 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105, or calling Investor Relations at (734) 930-3008.

General Information

Our 2015 Annual Report was mailed or made available to our shareholders with this Proxy Statement and is posted on our corporate website at biz.dominos.com. A copy of our Annual Report on Form 10-K for the fiscal year ended January 3, 2016, as filed with the SEC, will be sent to any shareholder, without charge, upon written request addressed to Investor Relations, Domino’s Pizza, Inc., 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105.

Management knows of no other business which may be properly brought before the Annual Meeting. However, if any other matters shall properly come before such meeting, it is the intention of the persons named in the enclosed form of Proxy to vote such Proxy in accordance with their best judgment on such matters.

It is important that Proxies be returned promptly. Therefore, whether or not you expect to attend the Annual Meeting in person, you are urged to fill in, sign and return the Proxy in the enclosed stamped, self-addressed envelope, or to vote electronically as described on page 4 of this Proxy Statement.

By order of the Board of Directors,

Adam J. Gacek

Corporate Secretary

March 17, 2016

50 DOMINO’S PIZZA, INC. 2016 PROXY STATEMENT

Annex A

Domino’s Pizza, Inc. Officers and Directors

Executive Officers

J. Patrick Doyle

President, Chief Executive Officer and Director

Richard E. Allison, Jr.

President, Domino’s International

Eric B. Anderson

Executive Vice President, International Operations

Troy A. Ellis

Executive Vice President, Supply Chain Services

Stanley J. Gage

Executive Vice President, Team USA

Scott R. Hinshaw

Executive	Vice President, Franchise Operations and Development

Jeffrey D. Lawrence

Executive Vice President, Chief Financial Officer

Lynn M. Liddle

Executive	Vice President, Communications, Investor Relations and Legislative Affairs

Kenneth B. Rollin

Executive Vice President, General Counsel

James G. Stansik

Executive Vice President, Franchise Relations

J. Kevin Vasconi

Executive Vice President, Chief Information Officer

Russell J. Weiner

President, Domino’s USA

Judith L. Werthauser

Executive Vice President, Chief People Officer

Board of Directors

David A. Brandon

Chairman of the Board

J. Patrick Doyle

President, Chief Executive Officer and Director

C. Andrew Ballard

Director

Andrew B. Balson

Director

Diana F. Cantor

Director

Richard L. Federico

Director

James A. Goldman

Director

Vernon “Bud” O. Hamilton

Director

Gregory A. Trojan

Director

DOMINO’S PIZZA, INC. 2016 PROXY STATEMENT A-1

DOMINO’S PIZZA, INC. ATTN: CORPORATE SECRETARY 30 FRANK LLOYD WRIGHT DRIVE ANN ARBOR, MI 48105

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

      — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —— — —

DETACH AND RETURN THIS PORTION ONLY

THIS    PROXY    CARD    IS    VALID     ONLY    WHEN    SIGNED    AND    DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR each of the following Director nominees:	☐	☐	☐

1. Election of Directors
Nominees
01 David A. Brandon 02 C. Andrew Ballard 03 Andrew B. Balson 04 Diana F. Cantor 05 J. Patrick Doyle 06 Richard L. Federico 07 James A. Goldman 08 Gregory A. Trojan
The Board of Directors recommends you vote FOR proposals 2 and 3.					For	Against	Abstain
2. Ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accountants for the Company for the 2016 fiscal year.					☐	☐	☐
3. Advisory vote to approve the compensation of the named executive officers of the Company.					☐	☐	☐
The Board of Directors recommends you vote AGAINST proposal 4.					For	Against	Abstain
4. Shareholder proposal regarding deforestation.					☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here.			☐
(see reverse for instructions)	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

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DOMINO’S PIZZA, INC. Annual Meeting of Shareholders April 26, 2016 10:00 AM EDT
This proxy is solicited by the Board of Directors

The undersigned hereby constitutes and appoints J. Patrick Doyle, Jeffrey D. Lawrence and Adam J. Gacek, and each of them, their true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of Domino’s Pizza, Inc. to be held at 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105, on Tuesday, April 26, 2016, and at any adjournments thereof, on all matters coming before said meeting.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote these shares unless you either sign and return this card or vote electronically.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations (FOR each of the nominees listed in Proposal One, FOR Proposal Two, FOR Proposal Three, and AGAINST Proposal Four). In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

Address Change/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side